EXHIBIT (c)(v)

Queensland Energy and Jobs Plan

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the novel coronavirus (COVID-19) pandemic and the Russia-Ukraine conflict;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(v)-1

QUEENSLAND

ENERGY AND JOBS PLAN

Power for **generations**

70%
Renewable Energy by 2032

Cleaner Affordable Energy
For Everyone

100,000 jobs

OVERVIEW | September 2022

Queensland Government

"My Government has a long standing commitment of 50 per cent renewable energy by 2030, and now we are accelerating our progress. We are committing an extra $4 billion to our energy transformation and setting two new renewable energy targets of 70 per cent renewable energy by 2032 and 80 per cent by 2035. We will showcase our clean energy credentials to the world as we prepare to deliver a climate positive Olympic and Paralympic Games in 2032."

Annastacia Palaszczuk
Premier of Queensland and Minister for the Olympics

"Cleaner energy will enable exciting new industries like renewable hydrogen which could represent billions in exports and thousands of new clean energy jobs, mostly in our regions."

Steven Miles
Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

"Through this Plan, we will keep public ownership of our energy system, with 100% ownership of transmission, 100% ownership of deep storage, and majority ownership of generation."

Cameron Dick
Treasurer and Minister for Trade and Investment

"This Plan will build the new 'Queensland SuperGrid' – the renewable energy, storage and network infrastructure we need to power our industries, businesses and homes."

2 | Queensland Energy and Jobs Plan

Queensland's **SuperGrid** providing power for generations

Clean energy economy

Build a clean and competitive energy system for the Queensland economy and industries as a platform for accelerating growth.

Empowered households and businesses

Deliver affordable energy for households and businesses, and support more rooftop solar and batteries.

Secure jobs and communities

Drive better outcomes for workers and communities as partners in the energy transformation.

A Plan to deliver

More jobs | *More industries* | *Affordable power* | *Lower emissions* | *Stronger growth*

Overview | 3

Queensland’s SuperGrid will deliver clean, reliable and affordable power

Queensland’s generation mix will transform over time to include more wind, solar and storage to ensure we always have enough energy to meet Queensland’s energy demand including at peak times.

4 | Queensland Energy and Jobs Plan

Under the Plan Queensland beats the 50 per cent renewable energy target

And reduces electricity emissions

Lower electricity emissions – 90 per cent lower by 2035-36

Overview | 5

Building the Queensland SuperGrid

In 2022
3 GW
Total large-scale wind and solar
21%
Renewable energy
$11 billion
Investment since 2015
16 GW
Total large-scale wind and solar
60%
Renewable energy
$36 billion
Investment from 2022
0.6 GW
Total large-scale renewables
7%
Renewable energy
In 2015
By 2030
5 X more renewable energy than 2022
Borumba Pumped Hydro delivered by 2030 and greater connection with southern and central Queensland.
North West Minerals Province
Mt Isa
Hughenden
Longreach
Roma
Toowoomba
Cairns
Townsville
Abbot Point
Mackay
Rockhampton
Gladstone
Bundaberg
Sunshine Coast
Brisbane

A number of historical smaller bioenergy sites also operational at this time

6 | Queensland Energy and Jobs Plan

What is the Queensland SuperGrid?

The SuperGrid is all of the elements in the electricity system, including the poles, wires, solar, wind and storage that will provide Queenslanders with clean, reliable and affordable power for generations.

The Queensland Government has outlined the optimal infrastructure pathway in the Queensland SuperGrid Infrastructure Blueprint.

Projections informed by independent modelling and internal analysis

Overview | 7

This Plan represents an extra $4 billion down payment on Queensland's energy transformation

$2.5 billion boost to the Queensland Renewable Energy and Hydrogen Jobs Fund to make it a **$4.5 billion Fund**, including $500 million for grid and community batteries, and a hydrogen-ready gas peaker

Queensland's energy system will remain **majority owned by the people of Queensland**

$285 million to start building the SuperGrid and Powerlink to invest **$365 million** for Central Qld Grid Reinforcement

25 GW wind and solar by 2035

$20 million to supercharge future hydrogen hubs

64,000 jobs from building the SuperGrid including direct and indirect jobs by 2040*

36,000 more jobs by 2040 across key sectors of the economy than without a Plan including direct and indirect jobs*

$150 million Job Security Guarantee and **$90 million** for two new training hubs

Over $270 million to progress two world-class Pumped Hydros

$200 million Regional Economic Futures Fund

8 | Queensland Energy and Jobs Plan

Queensland's economy is **$25.7 billion** bigger by 2040 than without a Plan*

New household savings programs to lower electricity bills

Electricity emissions **50% lower by 2030** and 90% lower by 2035 on 2005 levels*

Household retail bills **$150 lower in 2032** than without a Plan*

$4 million to advance the bioenergy sector

$42 million for integrating electric vehicles

$35 million for a business savings and transformation program

Wholesale electricity prices **15% lower** on average to 2040 than without a Plan*

Key sectors of the economy like **renewable hydrogen, manufacturing and new economy minerals growing faster** than without a Plan*

$11.6 million to grow local supply chains and support manufacturers

**Based on independent modelling*

Overview | 9

10 | Queensland Energy and Jobs Plan

∎	1.1: Begin building the SuperGrid

Begin building Queensland’s SuperGrid with $285 million to develop new backbone transmission that will connect more renewable energy and storage across the state.

∎	1.2: Develop two world-class Pumped Hydros

Over $270 million committed to progress the Pioneer-Burdekin Pumped Hydro near Mackay, which could be the world’s largest, and the Borumba Pumped Hydro. Together, these projects could deliver up to 7 GW of long duration storage for Queensland.

∎	1.3: Invest in more batteries and storage

The Queensland Government will invest $500 million as part of the boosted Queensland Renewable Energy and Hydrogen Jobs Fund (QREHJF) for government-backed grid-scale and community batteries. The Government will also develop an energy storage strategy for a reliable and resilient system.

∎	1.4: Build more renewable energy and connect an additional 22 GW by 2035

Boost the QREHJF to $4.5 billion with an injection of $2.5 billion from coal royalties. Powerlink will also invest $365 million for grid upgrades in Central Queensland, and the Government will prepare legislation and a long-term roadmap on Queensland Renewable Energy Zones (QREZ) to connect 22 GW of renewables by 2035.

∎	1.5: Ensure reliability with low to no emissions gas

Invest in a new 200 MW hydrogen-ready gas peaking power station at Kogan Creek and the delivery of new low to no emissions gas, including hydrogen, for Queensland’s SuperGrid.

∎	1.6: Grow the future renewable hydrogen industry

Commit $20 million to supercharge Queensland’s renewable hydrogen hubs, review the Queensland Hydrogen Industry Strategy in 2023 and investigate a potential new renewable hydrogen gas target.

∎	1.7: Deliver sustainable liquid fuels

Deliver a fuels strategy that sets out the vision for developing and using sustainable liquid fuels to support decarbonisation.

∎	1.8: Switch to renewable energy with new targets

Prepare legislation to establish the Government’s renewable energy targets in law including, 50 per cent renewable energy by 2030, 70 per cent by 2032 and 80 per cent by 2035. The Government will also work towards 100 per cent renewable electricity for all large government sites by 2030.

∎	1.9: Advance Queensland’s bioenergy future

Invest $4 million to advance Queensland’s bioenergy future by working with industry to investigate options for expanding generation from biomass waste streams and support innovation.

∎	1.10: Establish a new technical board for expert advice

Establish a new Queensland Energy System Advisory Board to provide technical advice to Government on the energy transformation, including advice on how to accelerate progress and ensure affordability, reliability and security is maintained. This will include providing advice on updates to the Queensland SuperGrid Infrastructure Blueprint every two years from 2025.

Overview | 11

∎	2.1: Deliver a smarter grid that benefits all Queenslanders

Progress a range of initiatives to build a smarter grid and effectively integrate customer energy resources such as rooftop solar, home batteries and electric vehicles to ensure businesses and households can get the most out of their investments.

∎	2.2: Deliver a new household program

The Government will establish a new program to support households to manage their energy use and save on electricity bills.

∎	2.3: Support to reduce household bills

Support trusted non-government organisations with $10 million in funding to improve access to energy efficiency advice and devices for hard to reach customer cohorts, like those experiencing vulnerability, to help them manage their energy use and reduce electricity bills.

∎	2.4: Drive savings for small businesses

Establish a new $35 million Queensland Business Energy Saving and Transformation (QBEST) program to help businesses save money on their electricity bills.

∎	2.5: Integrate Queensland’s zero emissions vehicles

Invest $42 million to deliver charging infrastructure and trials to support efficient integration of electric vehicles into the grid.

∎	2.6: Enable savings for commercial buildings with Environmental Upgrade Agreements

Enable the use of Environmental Upgrade Agreements to deliver energy savings for commercial business owners and tenants, including ensuring the right regulatory environment is in place.

∎	2.7: Ensure affordable electricity in regional and south east Queensland

Continue to implement the Uniform Tariff Policy to ensure all Queenslanders pay a similar price for electricity no matter where they live, for 2022–23 this represents $638.5 million in the State Budget. The Government will also keep prices affordable in south east Queensland with a review of the regulatory market, new initiatives to reduce electricity bills and supporting more rooftop solar.

12 | Queensland Energy and Jobs Plan

∎	3.1: Invest to modernise Queensland’s publicly owned coal-fired power stations for the future

Queensland’s publicly owned coal-fired power stations will continue to play a vital role in the energy system, with Government reserving back-up capacity, repurposing critical infrastructure and reinvesting into these sites as clean energy hubs, supported by the $4.5 billion QREHJF. All publicly owned coal-fired power stations will be operating as clean energy hubs by 2035.

∎	3.2: Support workers with a Job Security Guarantee

A new $150 million Job Security Guarantee, backed by a fund and an Energy Workers’ Charter, will support workers in publicly owned coal-fired power stations by guaranteeing opportunities to continue their careers within these energy businesses or pursue other career pathways.

∎	3.3: Prepare Queensland’s workforce and regions for growth

Develop a Future Energy Workforce Roadmap during 2023 and invest $90 million to establish two new regional transmission and training hubs. The Government will also establish a new Energy Industry Council and a Queensland Renewable Energy Jobs Advocate to provide advice on the future skills, opportunities and training pathways required.

∎	3.4: Grow the renewable energy supply chain in Queensland

Invest $11.6 million to help build capacity in the Queensland manufacturing sector, and deliver a grant program that supports up to 400 manufacturers to increase their competitiveness in a low carbon future.

∎	3.5: Clean energy for remote and First Nations communities

Work to reduce emissions in remote and First Nations communities with a $10 million Queensland Microgrid Pilot Fund to improve network resilience. The Government will also co-design a clean energy strategy with First Nations communities to achieve net zero electricity emissions in communities supported by Energy Queensland power stations.

∎	3.6: Partner with industries and communities to maximise benefits from the energy transformation and drive regional economic opportunities

Deliver real and lasting benefits for regional communities through a new $200 million Regional Economic Futures Fund to support economic and community development initiatives and a new Regional Energy Transformation Partnerships Framework with $35 million for strategic planning and community engagement activities.

Overview | 13

Learn more about the Plan

During 2023 the Queensland Government will be consulting on key initiatives in this Plan.

14 | Queensland Energy and Jobs Plan

How does Pumped Hydro work?

Pumped Hydro acts like a giant battery:

Upper reservoir
Pumping
Generating
Power station
Lower reservoir

Two sites in Queensland

- Borumba close to both central and southern Queensland
- Pioneer-Burdekin the battery of the north – the largest in the world

Megawatt (MW) and Gigawatt (GW): A measure of output from a generator (1000 MW = 1 GW this is enough to power around 300,000 homes).

Demand: The amount of power consumed at any time.

Electricity grid: Often referred to as 'the grid', this includes the transmission and distribution networks that carry electricity from generators to energy users.

Dispatchable generation: Sources of electricity that can be switched on and off and ramp their power output up and down based on market needs.

Renewable energy: Energy that comes from renewable sources, such as sun and wind.

Hydrogen: A clean, renewable fuel that can be used in transport, power supply and a range of industrial processes.

Overview | 15

QUEENSLAND ENERGY AND JOBS PLAN

Power for **generations**

13 QGOV (13 74 68) @EnergyQld

2022

QUEENSLAND

ENERGY AND JOBS PLAN

Power for **generations**

70%
Renewable Energy by 2032

Cleaner Affordable Energy For Everyone

100,000 jobs

September 2022

Queensland Government

In the spirit of reconciliation, the Queensland Government acknowledges the Traditional Custodians of country throughout Queensland and their connection to land, sea and sky.

We pay our respects to their Elders past, present and emerging and extend that respect to all Aboriginal and Torres Strait Islander people today.

The Queensland Government acknowledges the continuous living culture of First Nations Queenslanders – their diverse languages, customs and traditions, knowledge and systems.

The Queensland Government acknowledges the role that First Nations people had in the delivery of Queensland's current energy system and is committed to ensuring they benefit from the new energy system. As we work together to deliver a clean, reliable and affordable energy system for Queensland, the Queensland Government is committed to genuine partnerships and meaningful engagement with Queensland's First Nations people.

1

2 | Queensland Energy and Jobs Plan

Premier’s message

I believe that there is no other place in the world as well positioned as Queensland to lead the clean energy revolution.

That is why Queensland is already at the forefront of becoming a renewables, hydrogen and clean energy manufacturing superpower.

In 2015, I committed my government to reaching 50 per cent renewable energy by 2030.

Since then, we have facilitated around $11 billion of investment delivering 50 new Queensland projects and over 7900 constructions jobs across the state. We are well on our way, now powering over 20 per cent of our electricity needs with renewable energy.

We are delivering on more investment and more jobs, with world class infrastructure and our highly skilled workforce to meet the growing demand for cleaner energy both here at home and across the globe.

We will showcase our clean energy credentials to the world as we prepare to deliver a climate positive Olympic and Paralympic Games in 2032.

To accelerate our progress, my government is setting new targets for our clean energy system of 70 per cent renewable energy by 2032 and 80 per cent by 2035.

Queensland’s Energy and Jobs Plan builds on our investment to date and positions Queensland to have a thriving clean energy economy. It is a Plan that works. Delivering more jobs and creating clean, reliable and affordable energy to provide power for generations.

Annastacia Palaszczuk MP

Premier of Queensland and Minister for the Olympics

3

Foreword

Queensland is a state blessed with incredible natural resources and whilst we’re known as the Sunshine State, it’s our people – Queenslanders themselves, that are our greatest asset.

The Queensland Energy and Jobs Plan will harness the skills, ambition and energy of Queenslanders to deliver nation building infrastructure and drive more investment in renewable energy, create more jobs, and meet our 50 per cent renewable energy target by 2030.

We will build Australia’s largest energy SuperGrid, delivering clean, reliable and affordable energy to power Queensland homes and industry. The Queensland SuperGrid will create around 100,000 jobs by 2040, with 95 per cent of investment in regional Queensland.

It’s important that workers and communities benefit from our energy transformation. We will invest in our publicly owned power stations by converting them into clean energy hubs – keeping our electricity system secure and reliable.

A landmark agreement with energy unions for a new Job Security Guarantee will give energy workers certainty about their future, as well as choices and opportunities for them and their communities.

Because we have kept our energy assets in public hands, Queensland has the power like no other State to ensure a secure transition to renewable energy and to guarantee good jobs for our energy workers.

Importantly, we will retain public ownership of our energy system, with 100 per cent ownership of transmission, 100 per cent ownership of deep storage, and majority ownership of generation.

Cleaner energy will deliver exciting new industries like renewable hydrogen with the potential to create thousands of decent, secure jobs in regional Queensland.

At the core of our Plan are the people of Queensland. Our initiatives will deliver lower electricity prices for Queensland households, more secure jobs for Queenslanders and a cleaner energy future.

Steven Miles MP

Queensland Deputy Premier and Minister for State Development, Infrastructure, Local Government and Planning

Cameron Dick MP

Queensland Treasurer

and Minister for Trade

and Investment

Mick de Brenni MP

Minister for Energy, Renewables and Hydrogen and Minister for Public Works and Procurement

4 | Queensland Energy and Jobs Plan

Vision

Clean, reliable and affordable energy providing power for generations.

5

Introduction | Our Energy and Jobs Plan

Our Energy and Jobs Plan

Queensland's electricity system in 2035

At least 25 GW new and existing renewable energy

Gladstone grid reinforcement to support heavy industry to switch to renewable energy and decarbonise their operations

All publicly owned coal-fired power stations operating as clean energy hubs by 2035, supported by a legislated Job Security Guarantee for energy workers

Two new world-class pumped hydro projects that together could deliver up to 7 GW of long duration storage

Around 1500km of new high voltage backbone transmission to move more power around the state

Up to 3 GW of low to zero emissions gas generation for periods of peak demand and backup security

A smarter grid to support over 11 GW of rooftop solar and around 6 GW of batteries in homes and businesses

70% renewable energy by 2032

80% renewable energy by 2035

6 | Queensland Energy and Jobs Plan

What is the Queensland SuperGrid?

The SuperGrid is all of the elements in the electricity system, including the poles, wires, solar, wind and storage that will provide Queenslanders with clean, reliable and affordable power for generations.

The Queensland Government has outlined the optimal infrastructure pathway in the Queensland SuperGrid Infrastructure Blueprint.

Projections informed by independent modelling and internal analysis

7

Introduction | Jobs and economy

8 | Queensland Energy and Jobs Plan

Introduction | Electricity emissions reductions

9

Lowering bills and more energy independence

Lower prices – $150 lower retail bills in 2032 for households and $1,495 lower for small business

The Plan will put downward pressure on wholesale electricity prices in the longer-term, with more investment into cheap renewable energy and storage. Independent modelling indicates that under the Plan, lower wholesale electricity prices will flow through to lower retail bills, with the average annual bill for a household projected to be $150 lower in 2032 and $1,495 lower for a small business, than without a Plan.

In mid 2022, electricity prices across Australia rose due to the impacts of volatile global markets and instability. Under this Plan, more renewable energy and more storage in Queensland will help to protect Queenslanders from these globally driven price shocks.

Modelling suggests wholesale prices, on average, will be 15 per cent lower to 2040 than without a Plan. The Plan increases Queensland energy independence and reduces exposure to future high prices. This will drive savings for Queensland households and businesses.

Queensland’s public ownership position also supports lower electricity bills, with previous asset ownership dividends from publicly owned energy businesses going to Queensland customers to lower their bills.

10 | Queensland Energy and Jobs Plan

More renewables
Approximately **10 times more** renewables by 2040
50% renewable energy by 2030 target will be beaten
70% renewable energy by 2032 and **80%** by 2035

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Introduction | A clear plan to transition to renewables

A clear plan to transition to renewables

Queensland Energy and Jobs Plan capacity mix (GW)

Queensland’s generation mix will transform over time to include more wind, solar, and storage to ensure we always have enough energy to meet Queensland’s energy demand including at peak times.

12 | Queensland Energy and Jobs Plan

Introduction | Investing in the future of our power stations

Investing in the future of our power stations

Queensland’s publicly owned coal-fired power stations will continue to play an important role in our future energy system as clean energy hubs. We will not shut the gate on these power stations, their workers, or communities who will play a leading role in the energy transformation.

These power stations are located in strong parts of the Queensland network with strategic advantages like grid connection, a highly skilled workforce, established community relationships, and land. The Government will work with publicly owned energy businesses to develop proposals to reserve, repurpose and reinvest to modernise coal-fired power stations into future clean energy hubs. The Government will work directly with publicly owned energy businesses to develop proposals for clean energy hub investment backed by the boosted $4.5 billion Queensland Renewable Energy and Hydrogen Jobs Fund.

13

Introduction | Benefits for Queensland

Benefits for Queensland

Keeping **majority public ownership** of Queensland's energy system

Wholesale electricity prices will be 15% cheaper on average to 2040 and average household bills will be $150 lower in 2032 than without a plan

New programs to reduce electricity bills

$42 million to integrate zero emissions vehicles

14 | Queensland Energy and Jobs Plan

Introduction | Benefits for Queensland

64,000 jobs to build the SuperGrid and 36,000 more jobs across key sectors of the economy by 2040, most in regional Queensland

Invest **$500 million** for grid and community batteries

Growing Queensland's renewable hydrogen industry by investing $20 million to supercharge renewable hydrogen hubs and build awareness for the industry

Apprentices will access **two new training hubs** in regional Queensland

Workers at Queensland's publicly owned coal-fired power stations will have a **Job Security Guarantee** and more choice

Renewable energy projects can connect in the Queensland Renewable Energy Zones more easily and **partner with Queensland's public energy businesses**

A **$2.5 billion** boost to the Queensland Renewable Energy and Hydrogen Jobs Fund to deliver on publicly owned renewables, storage and network investments

A new **$200 million** Regional Economic Futures Fund

15

Introduction | Regional opportunities

Far North Queensland
Cairns
Townsville
Mackay and Whitsundays
Central Queensland
Outback Queensland
Darling Downs
South East Queensland
Wide Bay

16 | Queensland Energy and Jobs Plan

Introduction | Regional opportunities

Regional opportunities

Far North Queensland and Cairns

- Since 2015, around $900 million investment in around 400 MW of large-scale renewable energy, creating approximately 600 construction jobs (operational and in the pipeline)
- Estimated additional $6.6 billion investment in electricity infrastructure by 2040

Townsville

- Since 2015, around $800 million investment in over 400 MW of large-scale renewable energy, creating more than 900 construction jobs (operational)
- Estimated additional $1.4 billion investment in electricity infrastructure by 2040
- In addition, the connection to Mount Isa represents a unique opportunity to support a clean energy industrial ecosystem from the North West Minerals Province to Townsville, growing opportunities for jobs in the clean energy economy

Mackay and Whitsundays

- Since 2015, around $1.5 billion investment in around 1 GW of large-scale renewable energy, creating around 1400 construction jobs (operational and in the pipeline)
- Estimated additional $7.8 billion investment in electricity infrastructure by 2040

Central Queensland

- Since 2015, more than $800 million investment in around 500 MW of large-scale renewable energy, creating around 900 construction jobs (operational and in the pipeline)
- Estimated additional $9.2 billion investment in electricity infrastructure by 2040

Outback Queensland

- Since 2015, around $300 million investment in more than 100 MW of large-scale renewable energy, creating approximately 300 construction jobs (operational)
- Estimated additional $1.1 billion investment in electricity infrastructure by 2040

Wide Bay

- Since 2015, there has been around $1.1 billion in investment in around 600 MW of large-scale renewable energy, creating approximately 1000 construction jobs (operational and in the pipeline)
- Estimated additional $3 billion investment in electricity infrastructure by 2040

Darling Downs

- Since 2015, around $5 billion in investment in more than 2800 MW of large-scale renewable energy, creating more than 2600 construction jobs (operational and in the pipeline)
- Estimated additional $9.9 billion investment in electricity infrastructure by 2040

South East Queensland and Toowoomba

- Since 2015, there has been almost $500 million in investment in more than 200 MW of large-scale renewable energy, creating around 500 construction jobs (operational)
- Estimated additional $1.6 billion investment in electricity infrastructure by 2040

The estimated additional investment in electricity infrastructure for each region to 2040 has been drawn from independent modelling, commissioned to support development of the Plan.

17

Introduction | Focus areas

Focus areas

This Plan sets out **actions** across **three focus areas** to **transform** the Queensland energy system.

1. Clean energy economy

Build a clean and competitive energy system for the **Queensland economy and industries** as a platform for accelerating growth.

Actions

∎	1.1:	Begin building the SuperGrid

∎	1.2:	Develop two world-class pumped hydros

∎	1.3:	Invest in more batteries and storage

∎	1.4:	Build more renewable energy and connect an additional 22 GW by 2035

∎	1.5:	Ensure reliability with low to no emissions gas

∎	1.6:	Grow the future renewable hydrogen industry

∎	1.7:	Deliver sustainable liquid fuels

∎	1.8:	Switch to renewable energy with new targets

∎	1.9:	Advance Queensland’s bioenergy future

∎	1.10:	Establish a new technical board for expert advice

18 | Queensland Energy and Jobs Plan

Introduction | Focus areas

2. Empowered households and businesses

Deliver **affordable energy for households and businesses,** and support more rooftop solar and batteries

3. Secure jobs and communities

Drive better outcomes for **workers and communities** as partners in the energy transformation.

Actions

∎	2.1:	Deliver a smarter grid that benefits all Queenslanders

∎	2.2:	Deliver a new household program

∎	2.3:	Support to reduce household bills

∎	2.4:	Drive savings for small businesses

∎	2.5:	Integrate Queensland’s zero emissions vehicles

∎	2.6:	Enable savings for commercial buildings with Environmental Upgrade Agreements

∎	2.7:	Ensure affordable electricity in regional and south east Queensland

Actions

∎	3.1:	Invest to modernise Queensland’s publicly owned coal-fired power stations for the future

∎	3.2:	Support workers with a Job Security Guarantee

∎	3.3:	Prepare Queensland’s workforce and regions for growth

∎	3.4:	Grow the renewable energy supply chain in Queensland

∎	3.5:	Clean energy for remote and First Nations communities

∎	3.6:	Partner with industries and communities to maximise benefits from the energy transformation and drive regional economic opportunities

19

1. Clean energy economy

Build a clean and competitive energy system for the Queensland economy and industries as a platform for accelerating growth.

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21

Focus area 1 | Clean energy economy

Focus area 1:

Clean energy economy

Queensland will deliver clean, reliable, and affordable energy that grows the economy, boosts employment and attracts investment to the state.

The Queensland SuperGrid will be Queensland’s modern electricity system. It will consist of new foundational Pumped Hydro Energy Storage (PHES) assets, new backbone transmission, more renewables in Queensland Renewable Energy Zones (QREZ), more batteries, and low to zero emission gas. This infrastructure will allow us to reliably generate, store and transport cleaner electricity across the state with greater energy independence.

By 2040, under the Plan it is expected Queensland’s economy will be $25.7 billion larger than without the Plan, and wholesale electricity prices 15 per cent lower on average. A cleaner energy system will be a platform for accelerating economic growth and unlocking opportunities renewable hydrogen, battery manufacturing, resource mining and metal refining. It will also allow Queensland to capitalise on global demand for green products.

Competitive clean energy will make Queensland an investment destination of choice

ACTION 1.1: Begin building the SuperGrid

Queensland’s publicly owned transmission network is the highway system for electricity, transporting vast amounts of power across long distances from the southern Queensland border up to Cairns and beyond.

New backbone transmission will be the foundation of the new SuperGrid, connecting energy storage and renewables to industry, businesses and consumers across the state.

The SuperGrid backbone transmission has four priority projects commencing from 2022:

∎	Connect Borumba PHES.

∎	Expand the connection of Southern Queensland to Central Queensland.

∎	Connect the Pioneer-Burdekin PHES into Central and Northern Queensland.

∎	Connect Hughenden and Townsville, unlocking more renewables – a critical step to connecting Mount Isa to the grid.

The government will invest $285 million to undertake early works on the first two stages of the backbone transmission.

The Queensland Government is also working on developing a Government-led model for the connection to Mount Isa and the North West Minerals Province.

The Queensland Government will investigate opportunities to partner with the Australian Government on this infrastructure project.

Implementation activities

#	Description	Lead/s	Delivery

a.	Progress early design and planning for the SuperGrid backbone transmission	Powerlink	2022-24

b.	Investigate appropriate legislative models to support backbone transmission	EPW	2023

22 | Queensland Energy and Jobs Plan

ACTION 1.2: Develop two world-class pumped hydros

To provide 24/7 reliable power, Queensland’s SuperGrid will need a mix of energy storage. Excess renewable energy can be stored until it is needed so Queensland’s industries, businesses and households always have secure and reliable electricity.

Long-duration storage, like PHES, is critical because it means Queensland can be confident in having reliable energy supply even during times when renewable energy generation from wind and solar is low.

PHES is a proven technology, and a foundational investment for Queensland’s SuperGrid. The Queensland Government is investigating two sites:

∎	Borumba pumped hydro: Located near Imbil, this site has been undergoing detailed design and cost analysis, and consultation with the local community.

∎	Pioneer-Burdekin pumped hydro: Initial studies are underway for this site which has the potential to be the largest PHES in the world at 5 GW, with potential generation capacity 2.5 times that of Snowy 2.0.

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Focus area 1 | Clean energy economy

The Government has set aside $273.5 million – including $203.5 million new funding – to advance consideration of the Borumba and Pioneer-Burdekin PHES projects. This funding will support detailed engineering and environmental investigations, community engagement, and some early access works.

Environmental, including water, approvals are key for these projects. Engagement with community is vital and environmental, cultural, community and technical factors will all be considered before proceeding.

The Government will establish a new publicly owned entity, ‘Queensland Hydro’, to develop government PHES assets. These foundational investments will be owned by Queensland and managed in the best interest of Queensland electricity consumers.

Implementation activities

#	Description	Lead/s	Delivery

a.	Establish “Queensland Hydro” to deliver Queensland’s world-class large-scale PHES assets	QT Powerlink	2022

b.	Progress assessment and some early works for Borumba PHES	EPW QLD Hydro	2023

c.	Progress planning, analytical studies and community consultation for the Pioneer-Burdekin PHES site	EPW QLD Hydro	2024-26

24 | Queensland Energy and Jobs Plan

Focus area 1 | Clean energy economy

How does Pumped Hydro work?

Pumped hydro acts like a giant battery.

Upper reservoir
Pumping
Generating
Power station
Lower reservoir

Two sites in Queensland

- Borumba close to both central and southern Queensland
- Pioneer-Burdekin the battery of the north – the largest in the world

25

Focus area 1 | Clean energy economy

ACTION 1.3: Invest in more batteries and storage

As Queensland progresses toward its renewable energy target, batteries, firming and other storage options will become increasingly important for a reliable system.

The Queensland Government will develop an Energy Storage Strategy for release in 2024. This will outline Queensland’s storage and firming infrastructure needs, and encourage private sector investment in storage and firming, to maintain a reliable and resilient electricity system through the energy transformation. This strategy will focus on how much storage the energy system needs.

Battery storage also represents an opportunity to build manufacturing capacity in Queensland, and support more secure and local skilled jobs.

The Queensland Government is developing a new Queensland Battery Industry Strategy. The strategy will help grow Queensland’s local industry for battery minerals, chemicals and advanced manufacturing. This strategy is focused on growing Queensland’s role in the battery supply chain.

To start delivering the storage required now, the Queensland Government will invest $500 million for more large-scale and community batteries. This new funding will be available through the Queensland Renewable Energy and Hydrogen Jobs Fund (QREHJF) for Queensland’s publicly owned energy businesses to invest in battery projects across the state that maximise local content.

This will support deployment of network batteries of different scales to provide additional energy storage to store excess rooftop solar and improve network resilience. This means that more Queenslanders will benefit from the abundant solar energy in the system and there will be more opportunities for local manufacturing.

This new $500 million investment builds on the $200 million already being invested by Energy Queensland for distribution scale batteries, including network and pole-mounted batteries, helping to provide reliable electricity supply.

Implementation activities

#	Description	Lead/s	Delivery

a.	Deliver $500 million from the boosted QREHJF for investment in batteries by publicly owned energy businesses	QT EPW Energy GOCs	2022-26

b.	Release the Queensland Battery Industry Strategy	DSDILGP	2023

c.	Release the Energy Storage Strategy	EPW	2024

26 | Queensland Energy and Jobs Plan

Focus area 1 | Clean energy economy

ACTION 1.4: Build more renewable energy and connect an additional 22 GW by 2035

To transform the energy system, modelling indicates that Queensland will need 25 GW of renewable energy by 2035. This means connecting an additional 22 GW wind and solar on top of the existing 3 GW currently operational in the Queensland system.

The Queensland Government has established three regions for developing Queensland Renewable Zones (QREZ) in Northern, Central and Southern Queensland. These areas have high quality renewable resources, like strong wind and solar, which can be developed in a coordinated way to achieve Queensland’s targets.

In these regions, the Queensland Government will work with communities to identify targeted areas are the most prospective for renewable development, balancing other land uses and strategic objectives. These smaller areas will be a declared REZ within each region. A new framework, that is intended to legislated, will enable Powerlink to develop declared REZ with coordinated transmission infrastructure to connect more renewable energy.

There are three phases for developing the three QREZ regions:

∎  Phase 1: Building on strong foundations (2022–2024).

∎  Phase 2: Scaling and expanding opportunities (2024–2028).

∎  Phase 3: Preparing for net zero (post 2028).

27

Focus area 1 | Clean energy economy

As part of Phase 1, the Queensland Government has worked closely with Powerlink to make initial strategic investments through the $145 million QREZ commitment made in 2020. Investments through the existing QREHJF have also been targeted in QREZ regions.

To further support renewable development, Powerlink will invest in the Central QREZ region with $365 million for the Gladstone Grid Reinforcement. This investment is essential for supporting heavy industries in the region to decarbonise and ensuring more renewable energy can flow into Gladstone.

Gladstone is a critical location for future clean industrial growth and the renewable hydrogen industry. This investment will form the foundation for further growth and connection of more renewable energy.

$2.5 billion boost to

QREHJF for more publicly

owned renewables

To deliver more publicly owned renewable energy, the Government is boosting the QREHJF to $4.5 billion, with a $2.5 billion injection from coal royalties. This funding will ensure publicly owned energy businesses can continue to invest in renewable energy, storage and hydrogen projects in the QREZ regions.

This additional funding will help deliver on the long-term targets for these regions to reach at least 25 GW of total renewable energy (3 GW operational and 22 GW additional).

6 GW in Northern Queensland:

∎	Phase 1- Initial investment into upgrades between Cairns and Townsville is delivering 500 MW capacity in the Far North Queensland REZ supporting the 157 MW Kaban Wind Farm representing $370 million in investment.

8 GW in Central Queensland:

∎	Phase 1- The foundational Gladstone Grid Reinforcement will help establish the Banana Range REZ and Fitzroy REZ. The Government will also back Central Queensland wind farms as part of QREHJF.

11 GW in Southern Queensland:

∎	Phase 1 - Initial investment to deliver 1,500 MW new capacity in the Southern Downs REZ with the connection of the MacIntyre Precinct which includes the MacIntyre and Karara Wind Farms worth $2 billion in investment and 1026 MW.

∎	Through the QREHJF, the Government is also backing new wind farms for the Darling Downs worth almost $1 billion (including Tarong West and the Wambo Wind Farm).

Working with Powerlink, the Queensland Government will develop a longer-term ‘QREZ Roadmap’ in consultation with communities during 2022 and 2023.

This Roadmap will chart future development including strategic land use analysis to identify the best locations for renewable development, and provide details on the phased approach for QREZ regions for renewable investors and the community. Regional Reference Groups will be established for each QREZ to provide input.

This work will inform and complement Regional Infrastructure Plans and Regional Plans.

28 | Queensland Energy and Jobs Plan

Implementation activities

#	Description	Lead/s	Delivery

a.	Prepare legislation on the framework for QREZ development	EPW	2023

b.	Establish Powerlink as the Designated Planning Body for transmission in QREZ regions (subject to legislation)	EPW Powerlink	2023

c.	Undertake stakeholder consultation on QREZ Roadmap	EPW Powerlink	2023

d.	Deliver the Central Queensland Gladstone Grid reinforcement	Powerlink	By 2026

29

Focus area 1 | Clean energy economy

ACTION 1.5: Ensure reliability with low to no emissions gas

Gas is a vital energy source for Queensland’s industrial and mining sectors. Into the future, the SuperGrid will require around 3 GW of low to no emission gas to generate electricity at peak times, and to provide storage, firming and dispatchable capacity (as detailed in the Infrastructure Blueprint). Blending hydrogen with natural gas in the short term will provide lower emissions gas. In the long term, the objective is to shift towards renewable hydrogen (a zero emissions gas) to provide dispatchable power.

This is an important insurance policy for the state to make sure Queensland can meet electricity demand during peak times. It also creates a domestic demand source for a growing renewable hydrogen industry.

The Queensland Government will invest in a new 200 MW hydrogen-ready gas peaking power station at Kogan Creek from the QREHJF to be developed by CS Energy in partnership with Iberdrola.

This asset will complement CS Energy’s existing renewable hydrogen demonstration plant and 100 MW/200 megawatt hours battery at the Kogan Creek clean energy hub, diversifying the assets at this power station site for the future.

This investment into Kogan Creek is an example of how the Government will work with publicly owned energy businesses to modernise coal-fired power stations for the future.

It will be critical that Queensland’s gas supply can be relied on over the short to medium term. To maintain a reliable and affordable gas supply, the Queensland Government is working with industry and the Australian Government to explore options for secure gas to meet Queensland’s electricity needs (storage and firming) and investigate the role of renewable hydrogen in gas-fired power stations.

Artist impression of CS Energy Renewable Hydrogen Demonstration Plant

Implementation activities

#	Description	Lead/s	Delivery

a.	A joint venture to build, own and operate a new 200 MW hydrogen-ready gas peaking power station at Kogan Creek	CS Energy	2026

b.	Work collaboratively with industry and national bodies to help address gas supply shortfalls	EPW DoR	Ongoing

c.	Work with industry to investigate options for connecting the Bowen Basin to the East Coast Gas market and options to secure additional gas storage for electricity needs	DoR	Ongoing

30 | Queensland Energy and Jobs Plan

Focus area 1 | Clean energy economy

ACTION 1.6: Grow the future renewable hydrogen industry

The Queensland Government has a long-standing commitment to the development of an economically sustainable and competitive renewable hydrogen industry to create new jobs and diversify Queensland’s economy.

A renewable hydrogen industry has the potential to grow demand for renewable energy, assist in domestic supply for decarbonisation, and create the opportunity to export Queensland’s renewable resources to the world. The Queensland Hydrogen Industry Strategy 2019-2024 has a range of actions to increase Queensland’s global competitiveness as a trusted supplier of renewable hydrogen.

To help realise the huge potential of the renewable hydrogen industry in the state, the Queensland Government will:

∎	commit up to $15 million to supercharge, coordinate and further plan for renewable hydrogen hubs in key locations across the state.

∎	review the Hydrogen Development – Guidance for Local Government

∎	review the Queensland Hydrogen Industry Strategy and release a revised strategy to support the sector’s growth

∎	invest up to $5 million to rollout a renewable hydrogen awareness program, including community hubs, over three years to inform communities about the uses and benefits of hydrogen

∎	investigate the potential for a renewable hydrogen gas target, in consultation with industry.

Implementation activities

#	Description	Lead/s	Delivery

a.	Review the Hydrogen Development – Guidance for Local Government	DSDILGP	2022

b.	Complete technical and economic studies to supercharge domestic renewable hydrogen hubs	EPW DSDILGP	2023-2025

c.	Roll out a Renewable Hydrogen Awareness Program to share information with the community and build awareness	EPW DSDILGP	2022-2025

d.	Prepare legislation to support effective regulation of hydrogen development and use	EPW	2023

e.	Release an update of the Hydrogen Industry Development Strategy to cover 2024-2028	DSDILGP EPW	2023

31

Focus area 1 | Clean energy economy

ACTION 1.7: Deliver sustainable liquid fuels

Queensland is already leading the way and seizing opportunities in sustainable liquid fuels, boosting the E10 and the biodiesel supply chains with biofuels mandates. Sustainable liquid fuels will play an important role as both a transition fuel while alternatives such as hydrogen and electrification mature, and as a key ongoing energy source for hard-to-abate sectors.

To unlock this opportunity, the Queensland Government will collaborate with industry, the Australian Government, customers, and other key stakeholders to accelerate the uptake of sustainable liquid fuels which will support industry development.

The Queensland Government will also develop a Fuels Strategy that sets out the vision for developing and using sustainable liquid fuels.

Implementation activities

#	Description	Lead/s	Delivery

a.	Collaborate with industry, Australian Government and customers to support development of sustainable liquid fuels	EPW	Ongoing

b.	Deliver a Fuels Strategy to accelerate the uptake of sustainable liquid fuels on the pathway towards net zero and beyond	EPW	2024

ACTION 1.8: Switch to renewable energy with new targets

As Queensland’s energy system transforms, the Government can demonstrate leadership and move faster to drive more renewable energy into the system.

The Queensland Government has a long-standing commitment of 50 per cent renewable energy by 2030. This Plan will ensure Queensland not only achieves this target, but also continues to support higher levels of renewable energy in the system.

To make the Queensland Government ambition clear, the Government will prepare legislation to enshrine the existing 50 per cent renewable energy target by 2030 in law, and two new renewable energy targets — 70 per cent by 2032 and 80 per cent by 2035.

The Queensland Government is also committing to work towards 100 per cent renewable electricity for large government sites by 2030. This includes Queensland’s hospitals, schools, police stations, museums and libraries throughout the state.

Implementation activities

#	Description	Lead/s	Delivery

a.	Prepare legislation for the Queensland Government’s renewable energy targets	EPW	2023

b.	Source 100 per cent renewable energy for all large government sites by 2030	All Departments	2030

32 | Queensland Energy and Jobs Plan

Focus area 1 | Clean energy economy

ACTION 1.9: Advance Queensland’s bioenergy future

Energy from biomass and organic waste has played an important role in Queensland’s energy supply for many decades, with current installed capacity of around 500 MW in the state.

A diverse energy mix, supplemented with bioenergy, will help to deliver the clean, reliable and affordable energy system needed to both meet Queensland’s renewable energy targets and enable new industry growth, particularly in regional Queensland.

This supports industries (such as the sugarcane industry) to modernise bioenergy generation and use waste products for bioenergy.

The Queensland Government is investing $4 million to work with industry to investigate options and pathways to expand generation from under utilised biomass waste streams and support technology innovation.

Implementation activities

#	Description	Lead/s	Delivery

a.	Register of Interest for feasibility and technical studies	DSDILGP	2023

b.	Finalise feasibility and technical studies to identify options and pathways to expand bioenergy generation and support technology innovation in the bioenergy sector	DSDILGP	2023-26

ACTION 1.10: Establish a new technical board for expert advice

The Queensland Government will establish new governance arrangements to ensure a smooth energy transformation, support delivery of the Queensland SuperGrid Infrastructure Blueprint and to meet the new renewable energy targets.

A new Queensland Energy System Advisory Board (QESAB) will be established to provide expert technical advice to Government on the energy transformation including updates to the Infrastructure Blueprint every two years from 2025 and an annual market snapshot.

Legislation will be prepared to support the establishment and operation of the QESAB. Refer to the implementation, accountability and transparency section for more information.

Implementation activities

#	Description	Lead/s	Delivery

a.	Prepare legislation to establish the Queensland Energy System Advisory Board	EPW QT	2023

b.	Prepare first annual market snapshot	QESAB	2023-24

c.	Prepare first Queensland SuperGrid Infrastructure Blueprint update	EPW QT QESAB	2025

33

2. Empowered households and businesses

Deliver affordable energy for households and businesses, and support more rooftop solar and batteries.

35

Focus area 2 | Empowered households and businesses

Focus area 2: Empowered households and businesses

Access to affordable electricity is essential to ease cost-of-living pressures for Queensland households and businesses.

Queenslanders have embraced rooftop solar and demonstrated to the world the benefits of a more decentralised energy system – one where the decisions of individuals shape real change.

Collectively, the energy produced by Queensland rooftops is already the largest renewable generator in the state.

Rooftop solar, battery storage and new devices like electric vehicles can all play a role in keeping electricity affordable and improving outcomes in the energy system for everyone.

ACTION 2.1: Deliver a smarter grid that benefits all Queenslanders

More Queenslanders are now investing in new smart technologies and generating electricity on their rooftops, storing this electricity in home batteries and using it to power their electric vehicles.

To enable more households to optimise their energy use, Queensland will need a smarter grid. Creating a smarter, integrated electricity system will require innovation, new technologies, regulatory reform, new data requirements and markets. It will be important to expand access to the benefits of these technologies to more Queenslanders in the process.

The effective integration of rooftop solar, home batteries and electric vehicles, which are (collectively referred to as Customer Energy Resources (CER),) means businesses and households can get the most out of their investments.

To accelerate the effective integration of CER for all customers, the Queensland Government will:

∎	target 100 per cent penetration of smart meters by 2030

∎	encourage the inclusion of electric vehicle charging infrastructure in buildings

∎	increase the rollout of dynamic connection arrangements for customers

∎	increase network access and enable orchestration of CER

∎	review the regulatory framework for retail supply to remove barriers to delivering innovative products and services

Dynamic Connection Agreements are the future of energy connections in Queensland

More and more Queensland households and businesses own and use CER such as rooftop solar, household batteries, and electric vehicles. These technologies play a significant role in Queensland’s energy ecosystem.

A dynamic connection agreement will allow households and businesses to access new and emerging market opportunities (via a retailer or aggregator) such as energy trading or Virtual Power Plants as they become available. Dynamic connections will allow more households to install rooftop solar and batteries while improving outcomes for everyone.

Dynamic connections will provide our network operators with data they can use to manage the ‘two-way flow’ of energy in ‘real time’. This will help them ensure the safe and reliable supply of electricity to all customers.

36 | Queensland Energy and Jobs Plan

Focus area 2 | Empowered households and businesses

Implementation activities

#	Description	Lead/s	Delivery

a.	Target 100 per cent penetration of smart meter devices with appropriate data sharing arrangements by 2030 by leveraging reforms by the Australian Energy Market Commission and other jurisdictional levers	EPW EQL	2030

b.	Develop and evolve a smart connections framework to streamline households and businesses connecting technologies to the network	EPW EQL	Ongoing

c.

Define the roles and responsibilities of Queensland’s Distribution System Operator (DSO) in advance of the appointment of Energy Queensland as DSO to better coordinate energy use and supply to customers

		EPW	2023-24

d.	Encourage the inclusion of electric vehicle charging infrastructure in buildings	EPW	Ongoing

e.	Increase rollout of dynamic connection arrangements for customers	EQL	Ongoing

f.	Increase network access and enable orchestration of CER	EPW EQL	Ongoing

g.	Review regulatory framework for retail supply to remove barriers to delivering innovative products and services	EPW	2023-25

h.	Publish updated technical and connection standards	EQL	Ongoing

ACTION 2.2: Deliver a new household program

The Queensland Government has a strong record of delivering affordable energy for Queenslanders. The state’s public ownership position has meant that the dividends of Queensland’s energy businesses can be passed through to Queenslanders as the owners of these businesses.

This year, the Queensland Government announced a $175 cost of living rebate for Queenslanders, with this applied to bills from September 2022. This is the sixth household energy rebate that the Queensland Government has delivered since 2018, and brings the total electricity bill relief to more than $1 billion.

The Queensland Government recognises that electricity costs are a key pressure for Queenslanders, and is committed to doing more to help households manage their energy use and bills. The Queensland SuperGrid will deliver clean, reliable and affordable power for generations. Independent modelling estimates, that with the Plan, typical household retail bills will be $150 lower in 2032 than without a Plan.

The Queensland Government will also develop a new household program, including support for batteries, to further support Queenslanders manage their electricity use and bills.

37

Focus area 2 | Empowered households and businesses

ACTION 2.3: Support to reduce household bills

The Queensland Government will invest $10 million to help households save on their electricity bills.

Funding will support non government organisations to improve access to energy efficiency advice and devices for hard to reach customer cohorts, to help them manage their energy use and reduce electricity bills.

Queenslander’s experiencing vulnerability and those who have historically had limited engagement with the energy system (e.g. renters) will be prioritised.

This will help bring down the cost of electricity for customers who would benefit from additional assistance.

Implementation activities

#	Description	Lead/s	Delivery

a.	Applications from eligible non-government organisations open	EPW	2023

b.	Deliver energy efficiency advice, assessments, and install smart and efficient equipment to reduce customer bills	Awarded non-government organisations	2023-26

ACTION 2.4: Drive savings for small businesses

The Queensland Government will deliver a program to save businesses money on their electricity bills with the $35 million Queensland Business Energy Saving and Transformation (QBEST) program targeting small to medium sized businesses.

The QBEST program will deliver support for businesses to purchase energy efficient equipment, smart technology (e.g. fans, pumps, HVAC) and to implement energy management systems.

This investment will help business to reduce their energy bills so they can spend money on other important aspects of their business, and expand to employ more people in rural and regional Queensland.

Implementation activities

#	Description	Lead/s	Delivery

a.	Applications open for QBEST	EPW	2023-25

b.	Successful applicants awarded and QBEST delivered	EPW	2023-25

38 | Queensland Energy and Jobs Plan

Focus area 2 | Empowered households and businesses

ACTION 2.5: Integrate Queensland’s zero emissions vehicles

The Queensland Zero Emission Vehicle Strategy and Action Plan 2022–2030 will help to drive the uptake of electric vehicles across Queensland.

The Queensland Government will invest $12 million for charging infrastructure and trials to support efficient integration of electric vehicles into the electricity system and $30 million to make government buildings ZEV ready.

This $42 million commitment is on top of already significant commitments, including $45 million for rebates towards new electric vehicle purchases and $10 million to support more public charging options.

This action will also support the replacement of government fleet vehicles (to seed the second-hand electric vehicle market) and updates to regulations and tariffs.

Implementation activities

#	Description	Lead/s	Delivery

a.	Replace all eligible government fleet vehicles with electric vehicles as leases expire, and where a suitable alternative is available and appropriate for business needs	QFleet	2026

b.	Establish a customer portal to provide information and advice to households and businesses on optimal electric vehicle charging timings and tariffs	EPW	2023

c.	Electric vehicle charging infrastructure delivered in public places at congested areas of the network and explore innovative “smart” integration and management of electric vehicle charging	EQL EPW	2023-26

d.	Deliver ZEV ready government buildings	EPW	2023-26

39

ACTION 2.6: Enable savings for commercial buildings with Environmental Upgrade Agreements

Energy savings for commercial building owners and tenants in Queensland can be supported with the adoption of Environmental Upgrade Agreements (EUAs), which will ultimately also help them save on their electricity bills.

EUAs can contribute to Queensland’s emissions reduction targets by upgrading existing commercial buildings with  energy-efficiency features. Local governments have an important role to play in supporting EUAs.

An EUA is a legal agreement between a commercial property owner, the local government and a finance provider. EUAs are usually long-term loans offered by a financier to the property owners with fixed interest and secured via a local government charge on land.

The loan is progressively paid back by the property owner via the council rates system. This initiative will be established and implemented following public consultation and consideration of amendments in the legislation.

Implementation activities

#	Description	Lead/s	Delivery

a.	Finalise the EUA framework through public consultation	EPW	2023

b.	Prepare legislative amendments to the Local Government Act 2009 and the City of Brisbane Act 2010 to enable the operation of EUAs	DSDILGP EPW	2024

40 | Queensland Energy and Jobs Plan

ACTION 2.7: Ensure affordable electricity in regional and south east Queensland

Regional Queensland covers most of the state’s land mass but is home to only around one third of Queensland’s population. This can present challenges to ensuring regional Queenslanders can access affordable energy.

This is why the Queensland Government continues to implement its Uniform Tariff Policy to ensure all Queenslanders pay a similar price for electricity no matter where they live.

To continue delivering the longstanding Uniform Tariff Policy, the Government is providing combined support of $638.5 million in the 2022–23 State Budget, comprised of $635.2 million in Community Service Obligation payments for Ergon Energy Retail customers and $3.3 million in tariff rebates for Origin Energy customers in the Goondiwindi area.

The Queensland Government is also working to keep prices affordable in south east Queensland, with a review of the regulatory market, new initiatives to help Queenslanders reduce their electricity bills and supporting more rooftop solar, supporting overall downward pressure on prices.

Implementation activities

#	Description	Lead/s	Delivery

a.	Continue current Unform Tariff Policy arrangements	EPW QT	Ongoing

b.	Annual revision of Community Service Obligation Deed	EPW QT	Ongoing

41

3. Secure jobs and communities

Drive better outcomes for workers and communities as partners in the energy transformation.

43

Focus area 3 | Secure jobs and communities

Focus area 3:

Secure jobs and communities

The energy transformation will drive investment and new opportunities into regional areas with 70 per cent of future clean energy jobs expected to be in regional Queensland. As the generation mix changes, the Queensland Government will support communities and workers to be partners in the energy transformation, to capture new opportunities to diversify local economies and create secure, ongoing, good jobs.

ACTION 3.1: Invest to modernise Queensland’s publicly owned coal-fired power stations for the future

Queensland’s publicly owned coal-fired power stations are the bedrock of the state’s energy system and will play an important role in the future energy system. These power stations are in strong parts of the network with excellent grid connections, a highly skilled workforce, established community relationships, and land and other qualities providing strategic advantages.

The Queensland Government will progressively convert all publicly owned coal-fired power stations into clean energy hubs by 2035. Clean energy hubs will provide critical system services to the electricity grid, which may include new generation, storage and firming, or renewable hydrogen assets. This will be done by reserving back-up capacity so Queensland has the power it needs as the system transforms, repurposing existing infrastructure and reinvesting into new clean energy infrastructure backed by the boosted $4.5 billion QREHJF.

These changes will occur gradually from 2027 to ensure Queensland always has enough energy to meet demand. The Government will work directly with publicly owned energy businesses to develop proposals for clean energy hub investment.

Because the Queensland Government has kept its energy assets in public hands, Queensland has unprecedented control over its destiny. The Government will guide the transformation of the energy system and listen to the advice of experts to ensure that the system always remains secure and reliable.

Implementation activities

#	Description	Lead/s	Delivery

a.	CS Energy and Stanwell to invest in clean energy hubs	Energy GOCs	2035

44 | Queensland Energy and Jobs Plan

Focus area 3 | Secure jobs and communities

ACTION 3.2: Support workers with a Job Security Guarantee

The Queensland Government will ensure workers in Queensland’s publicly owned coal-fired power stations have a secure future, choices, and clear employment pathways and opportunities.

To do this, the Government will implement a new $150 million Job Security Guarantee. This will support all workers in publicly owned coal-fired power stations and ensure no worker will be out of a job. The Guarantee will be backed by a fund and a new tripartite Energy Workers’ Charter between unions, government and employers.

These workers will have guaranteed opportunities to continue their careers within publicly owned energy businesses or pursue other career pathways. The Government will do this by supporting workers to:

∎	undertake additional training or skills development to secure opportunities in the future energy sector or emerging industries

∎	transfer between publicly owned energy corporations to secure new, ongoing employment opportunities

∎	extend their career, where eligible, to support Queensland’s safe, reliable, and secure energy system

∎	seek advice on career options with dedicated future pathway managers within Queensland’s publicly owned energy businesses.

A Job Security Guarantee is an investment in Queensland’s energy talent and will help to deliver Queensland’s clean energy future.

The Government intends to prepare legislation for this Guarantee to create an enduring framework and certainty for workers.

Implementation activities

#	Description	Lead/s	Delivery

a.	Implement the Queensland Energy Workers’ Charter and the Job Security Guarantee Fund	EPW	2023

b.	Prepare legislation to support implementation of the Job Security Guarantee	EPW	2023

c.	Establish dedicated future pathway managers to assist workers to develop their career pathway	Energy GOCs	2023

d.	Leverage existing workforce programs and training programs to support delivery of the Job Security Guarantee	Energy GOCs	Ongoing

46 | Queensland Energy and Jobs Plan

ACTION 3.3: Prepare Queensland’s workforce and regions for growth

Queensland will need the right skills to build new clean energy infrastructure and industries. To successfully position Queensland workers and regional communities to capitalise on the pipeline of clean energy investment, the Queensland Government will:

∎	establish a new Energy Industry Council to provide advice to Government on new opportunities and pathways for workers and their communities.
∎	appoint a new Queensland Renewable Energy Jobs Advocate to provide advice to Government and champion future secure jobs in the renewable energy sector

∎	develop a Future Energy Workforce Roadmap which will outline steps to build and develop workforce capacity and capability, while making sure the right training is available in the right locations

∎	working with Powerlink, invest $90 million to establish two new regional transmission and training hubs for critical skills that will be needed in the energy transformation.

Implementation activities

#	Description	Lead/s	Delivery

a.	Establish two new regional transmission and training hubs for critical skills development, including employment of apprentices	Powerlink	2023-26

b.	Deliver the Future Energy Workforce Roadmap	DESBT	2023

c.	Appoint a Queensland Renewable Energy Jobs Advocate	EPW	2023-24

d.	Establish the Energy Industry Council to provide advice to government	EPW	2023-24

47

Focus area 3 | Secure jobs and communities

ACTION 3.4: Grow the renewable energy supply chain in Queensland

The clean energy infrastructure outlined in this Plan to build the SuperGrid will create a pipeline of investment to help expand Queensland’s share of the renewable energy supply chain and increase the use of local content on projects.

By 2035, approximately 12 GW of new large-scale wind and 10 GW of new large-scale solar is set to be developed in the QREZ regions. This represents around 2,000 to 3,000 potential turbines and 36 million solar panels.

New household, community and utility scale batteries will also be deployed across the state, and could be manufactured in Queensland guided by the Queensland Battery Industry Strategy and leveraging Queensland’s competitive advantages in recycling and processing of critical minerals.

To maximise opportunities for more local manufacturing and jobs from renewable investment, the Queensland Government is committed to ‘Buy Local’ to provide local businesses with access to the government market and stimulate regional economies.

Building Queensland’s SuperGrid will support onshore manufacturing of components for renewable energy, storage and transmission infrastructure to create more jobs in regional communities. Procurement by energy government owned corporations will be in accordance with the Government’s Buy Queensland Policy.

The Government will also commit $11.6 million to help build capacity in the manufacturing sector and encourage local content in Queensland to supply future projects. This commitment will include undertaking detailed local supply chain studies across priority renewable technologies and QREZ regions.

Funding will also help investigate end-of-life recycling and manufacturing of renewable energy components. This will complement the Advanced Manufacturing 10-Year Roadmap and Action Plan 2022–26 to support manufacturers to grow with more local content on renewable energy projects.

Of the $11.6 million, $7.1 million will be invested to deliver a grant program for up to 400 Queensland manufacturing small and medium enterprises to increase their competitiveness in a low carbon future. Grants are for energy efficiency measures that reduce energy costs and operational emissions.

Implementation activities

#	Description	Lead/s	Delivery

a.	Release local content targets to develop renewable energy supply chains and outline relevant policy mechanisms to improve investment certainty	EPW	2023-24

b.	Deliver detailed studies for priority technologies (e.g., wind)	EPW	2023-24

c.	Build capacity in the manufacturing sector including end-of-life and recycling opportunities	DSDILGP	2024

d.	Build capacity to manufacture components for priority technologies (e.g., wind, batteries, electrolyser)	DRDMW and DSDILGP	2023

e.	Publish guidelines and open the $7.1 million grant program for energy efficiency grants to manufacturers	DRDMW	2023

f.	Award successful applicants for grant program	DRDMW	2024

48 | Queensland Energy and Jobs Plan

Focus area 3 | Secure jobs and communities

ACTION 3.5: Clean energy for remote and First Nations communities

Ensuring that regional and remote communities, including First Nations communities, can share the benefits of clean, reliable and affordable energy into the future is a critical part of an inclusive SuperGrid. In June 2022, the Queensland Government committed $10 million to deliver a Queensland Microgrid Pilot Fund to improve network resilience of these communities.

The Government is committed to zero net electricity emissions across Energy Queensland’s isolated power stations. To achieve this commitment, an inclusive Remote and First Nations clean energy strategy will be co-designed by remote First Nations communities and the Queensland and Australian governments. Energy Queensland will be directed to update its Isolated Networks Strategy 2030 taking into account the Australian Government initiatives to chart a pathway to net zero.

Implementation activities

#	Description	Lead/s	Delivery

a.	Implement national reforms on third party owned microgrids and standalone power systems adapted to the Queensland context as neccessary	EPW	2024

b.	Queensland Microgrid Pilot Fund guidelines released	EPW	2022

c.	Energy Queensland to update their Isolated Networks Strategy 2030 and complete feasibility studies to decarbonise isolated power stations in each community.	EPW	2023-2025

d.	Scope, consult and co-design on Remote and First Nations Clean Energy Strategy	EPW	2023-25

e.	Remote and First Nations Clean Energy Strategy released	EPW	2026

49

Focus area 3 | Secure jobs and communities

ACTION 3.6: Partner with industries and communities to maximise benefits from the energy transformation and drive regional economic opportunities

At the heart of the energy transformation is Queensland’s communities. The Queensland Government is committed to partnering with communities to maximise benefits and regional opportunities.

The Queensland Government is establishing a new $200 million Regional Economic Futures Fund (REFF) to support economic and community development initiatives. This fund will target areas like Central Queensland. The Government will work with communities during 2023 to outline the approach for delivering this fund.

The Queensland Government is also publishing a Regional Energy Transformation Partnerships Framework to maximise the local benefits from clean energy driven by this Plan. Through the Partnerships Framework, communities, industry, and local and state government will work together on priority actions to support the energy transformation in regional Queensland. The Partnerships Framework is being released in draft to provide Queenslanders with an opportunity to further shape our clean energy future.

Community consultation from late 2022 will help to identify further actions as well as inform the design of the REFF.

To underpin initial actions within the Partnerships Framework, $35 million from the Queensland Government’s $145 million commitment to develop the QREZ will be allocated to deliver on improving strategic planning for QREZ, new functions under proposed legislation, and community support for renewable development.

Initial actions developed to deliver on the key principles for the energy transformation include:

∎	commencing a review of the planning framework for renewable energy development

∎	developing policies for offshore wind, end-of-life and recycling of renewable components

∎	preparing a range of guidance materials to promote best practice

∎	enhancing co-existence outcomes for renewable energy development including opportunities for development at unused mine sites

∎	establishing an ongoing community survey to provide robust evidence to Government

∎	investigating initiatives to enhance benefits from QREZ development including opportunities for enhanced services (e.g. internet connectivity)

∎	working directly with communities to support locally led planning and resilience

∎	delivering on other initiatives in this Plan that support local benefits and better community outcomes.

50 | Queensland Energy and Jobs Plan

Focus area 3 | Secure jobs and communities

Principles for the energy transformation are:

∎	Principle 1: Drive genuine and ongoing engagement

Demonstrate an inclusive approach to engaging and working with communities as partners in the energy transformation.

∎	Principle 2: Share benefits with communities

Deliver on opportunities to share the financial and other benefits of energy development with local communities.

∎	Principle 3: Buy local, build local

Expand local procurement, manufacturing, and supply chain opportunities from energy development, and work with local businesses to enable greater participation.

∎	Principle 4: Increase local jobs and secure work

Prioritise the employment of local people wherever possible including the development of training opportunities, promoting greater workforce diversity, and embedding improved standards for secure work.

∎	Principle 5: Preserve Queensland’s environment

Ensure the development of clean energy maximises opportunities for positive co-existence, preserves the local environment and promotes greater biodiversity.

∎	Principle 6: Empower First Nations peoples

Empower First Nations peoples as part of the energy transformation, underpinned by inclusive engagement to enhance opportunities for employment and business participation.

∎	Principle 7: Build local capacity

Build the capacity of local communities to realise the benefits from clean energy development, and positively manage changes associated with the energy transformation.

The Partnership Framework will empower local voices and local choices, and position communities to see real and lasting benefits from increased economic development in their regions. The Queensland Government will consult on the Framework and partner with communities to shape it and identify additional actions for maximising benefits from the energy transformation.

Implementation activities

#	Description	Lead/s	Delivery

a.	Develop and publish funding guidelines for the Regional Economic Futures Fund	DSDILGP	2023

b.	Consult on the draft Regional Energy Transformation Partnerships Framework	EPW	2022-23

c.	Deliver initial actions as part of the Regional Energy Transformation Partnerships Framework	EPW	2023-26

d.	Outline additional actions for the Regional Energy Transformation Partnerships Framework identified through community consultation	EPW	2023-26

51

Implementation, accountability

and transparency

The Queensland Government will work

across agencies to deliver and

monitor progress against the Plan.

This will include the release of a biennial updates to the Infrastructure Blueprint from 2025 and annual progress reports. To ensure Queensland stays on track to meet the targets and respond to changing market conditions and technology innovations, the Queensland Government will establish new energy transformation governance frameworks.

This framework includes a new:

52 | Queensland Energy and Jobs Plan

Take part

The Queensland Government will consult with communities during late 2022 and 2023 on key implementation activities in the Plan including:

∎	a QREZ Roadmap on the long-term development of QREZ regions to deliver at least 22 GW of new renewable energy

∎	the draft Regional Energy Transformation Partnerships Framework to deliver real and lasting benefits in communities from the energy transformation.

∎	a Future Energy Workforce Roadmap to provide the training and skills needed for the future energy system

∎	an Energy Storage Strategy to incentivise more investment in batteries, storage and firming technologies

54 | Queensland Energy and Jobs Plan

September 2022

Queensland Energy and Jobs Plan released. Queensland SuperGrid Infrastructure Blueprint released.

From late 2022

Community consultation

- Cairns
- Thursday Island
- Townsville
- Mount Isa
- Mackay
- Emerald
- Kingaroy
- Rockhampton
- Gladstone
- Biloela
- Gympie
- Toowoomba
- Brisbane
- Gold Coast

From 2023

Publish key implementation documents

- QREZ Roadmap
- Additional actions identified from community consultation under the Regional Energy Transformation Partnerships Framework
- Future Energy Workforce Roadmap
- Energy Storage Strategy

55

Queensland is building a SuperGrid – this is the new generation, storage and transmission needed to deliver clean, reliable and affordable power to Queenslanders.

Megawatt (MW) and Gigawatt (GW): A measure of output from a generator (1000 MW = 1 GW this is enough to power around 300,000 homes)

Demand: The amount of power consumed at any time.

Electricity grid: Often referred to as 'the grid', this includes the transmission and distribution networks that carry electricity from generators to energy users.

Baseload power: Generating units that typically produce power continuously and provide most of the power used by consumers.

Dispatchable generation: Sources of electricity that can be switched on and off and ramp their power output up and down based on market needs.

Peaking plants: Generators that run when demand is high. For example, gas-fired generators that can respond quickly.

Renewable energy: Energy that comes from renewable sources, such as sun and wind.

Hydrogen: A clean, renewable fuel that can be used in transport, power supply and a range of industrial processes.

Overview | 57

QUEENSLAND ENERGY AND JOBS PLAN

Power for **generations**

13 QGOV (13 74 68) @EnergyQld

2022

QUEENSLAND ENERGY AND JOBS PLAN

Power for **generations**

Queensland SuperGrid Infrastructure Blueprint

Optimal infrastructure pathway for the Queensland Energy and Jobs Plan

September 2022

Queensland Government

Executive summary

International investors, large industrial customers, small businesses, and households are all seeking access to clean, reliable and affordable electricity. Queensland can deliver this with timely, coordinated investments in renewable generation, storage and transmission infrastructure that transform the electricity system.

The Queensland SuperGrid Infrastructure Blueprint is designed to implement the foundational infrastructure to enable Queensland to decarbonise the existing electricity system and load in Queensland. It acknowledges major new loads are likely to eventuate, which will impact the optimal infrastructure pathway and includes a section on how these new loads and energy requirements can be incorporated into future Infrastructure Blueprints.

This Blueprint outlines the optimal infrastructure pathway to transform Queensland’s electricity system. It has been developed based on energy market modelling and expert advice, and follows these principles:

∎	Achieve the Queensland Government’s 50 per cent Queensland Renewable Energy Target by 2030 (QRET) and support continued growth of renewable energy generation.

∎	Support achievement of the Queensland Government’s 30 per cent economy-wide emissions reduction target on 2005 levels by 2030.

∎	Deliver a reliable, secure system with competitively priced energy.

∎	Ensure publicly owned coal-fired power stations continue to play a role in the energy system, with sites progressively becoming clean energy hubs that provide critical system strength, storage, and firming services rather than coal-fired generation.

∎	Provide confidence to capital markets and investors that Queensland has a clear pathway to transform the electricity system.

To transform Queensland’s electricity system, investments will be delivered across four key large-scale infrastructure areas:

1.

Renewable investments: Substantial new renewable generation is critical to transform Queensland’s electricity system and deliver affordable, reliable and clean power. Given the variable nature and capacity factors of renewable generation, around 25,000 megawatts (MW) of large-scale renewable generation (total) and around 7,000 MW of new rooftop solar generation is required to meet forecast demand in 2035 (without reliance on coal-fired generation).

Significant large-scale renewable generation, beyond the 25,000 MW, will be required to support large new loads, including the emergence of an export-scale hydrogen industry or high electrification scenarios.

Queensland Renewable Energy Zones (QREZ) are a key government lever to support the coordinated, efficient connection of the 25,000 MW of required large-scale renewable generation. Phase 1 developments in all three QREZ regions are underway, and will support the connection of an initial 6,000 MW of renewable capacity. Further developments will occur across all regions to progressively unlock additional capacity.

2.

Storage, firming and dispatchable capacity: Queensland will need at least 6,000 MW of long duration storage[1] for a highly renewable system, complemented by approximately 3,000 MW of grid-scale storage and up to 3,000 MW of new low-to-zero emission gas-fuelled plant[2] to cover ‘dunkelflaute’[3] conditions.

Large-scale, long duration assets (e.g. pumped hydro energy storage (PHES)) have long planning, construction and delivery times, high development and capital costs, significant approval requirements and uncertainty, and therefore are unlikely to be developed by the private sector on a merchant basis. Such assets are of high strategic importance to the Queensland energy system, through the provision of strategic storage reserves and will support Queensland’s macro-economic strategy. The Queensland Government, subject to final investment decisions, will develop and deliver the 2,000 MW/24—hour Borumba PHES in southern Queensland by 2030 and a second PHES in northern Queensland — the Pioneer-Burdekin PHES.

There are numerous smaller capacity and shorter duration (generally less than 12 hours) pumped hydro projects proposed and being developed by the private sector which are expected to form an important role in firming renewable generation.

3.

Major network transmission and system strength: Queensland’s electricity system will become increasingly decentralised, and the transmission network must evolve to transport renewable energy around the state to when and where it is needed. Four new high-voltage (up to 500kV) backbone transmission projects will be constructed by the mid-2030s, connecting the two 24-hour PHES assets and areas of strong renewable resources with Queensland’s demand centres. This includes:

1.	two transmission connections of 80 and 60 kilometres (km) each (140km total) to connect Borumba to the grid in southern Queensland

2.	a 290km line to move more energy between southern and central Queensland

3.	a 750km line to connect central Queensland to a north Queensland 24-hour PHES and north Queensland load

4.	a 370km line to connect Townsville to Hughenden (there is an opportunity to extend this connection to the North West Minerals Province).

[1]

Based on independent internal and external assessments, at current consumption levels, at least 6 GW of long duration storage will be required when renewables reach 90-95 per cent market penetration. The independent modelling includes 5.3 GW of new long duration storage by 2032. Long duration storage is considered as having the ability to operate at maximum capacity for a period of 24 hours or longer.

[2]	This is in addition to the existing 1745 MW of open cycle gas turbines installed in Queensland as at July 2022.

[3]

Dunkelflaute – a word coined in Europe to describe periods of time, usually in winter in which little to no renewable energy generation is possible by wind or solar. Literally – dark doldrums or dark wind lull.

4 | Queensland SuperGrid Infrastructure Blueprint | September 2022

These new high-voltage transmission lines will allow the huge volumes of renewable and stored energy to be moved between northern and southern Queensland more efficiently and will ultimately unlock the renewable energy resources at Hughenden. The optimal transmission staging and delivery timing, for lowest cost outcomes, is linked to PHES delivery.

There is also the growing role of distributed and customer energy resources in the electricity system, led by consumers installing more solar on their rooftops, growing interest in home battery systems and the uptake of electric vehicles. To obtain the best value from these customer energy resources, changes are also needed at the distribution network level.

4.

Clean energy hubs: Coal-fired power stations provide critical dispatchable power and system services, keeping the state’s energy system reliable and secure. In the future, renewable energy generators, PHES, batteries and low emissions gas-fuelled plant will collectively provide the dispatchable capacity currently provided by coal. The Queensland Government will invest to repurpose publicly owned coal-fired power stations into clean energy hubs, capitalising on their skilled workforces, strong network connections and existing infrastructure. This reinvestment and repurposing of coal-fired power stations will occur in a coordinated manner, ensuring energy security for all Queenslanders.

Government investments will fund new technology and the conversion of existing assets to provide critical storage, firming and system strength services to support the increasing amounts of renewable generation in the Queensland system. Investment has already commenced, with grid-scale battery projects approved for installation at multiple power station sites. To avoid the possibility of energy security risks, initial generator conversions will be reversible, and units will only be converted to synchronous condensers once sufficient replacement renewable generation, storage, and transmission is in place to ensure ongoing reliability in the system.

Managing risks and uncertainty

Queensland’s energy system is rapidly transforming, and the optimal pathway outlined in this Blueprint will need to adapt and evolve over time to address changes in the market outlook, emerging risks and new opportunities. Each of the infrastructure investments identified and proposed in this Blueprint will be subject to contemporary assessment along the transformation program, and this may result in the adjustment of scope or timing of existing investments and potentially the incorporation of new infrastructure investments.

To manage the uncertainty in the outlook, and to address emerging risks and opportunities, the Blueprint will be updated on a biennial basis. Appropriate governance arrangements will also be implemented (as detailed in the Queensland Energy and Jobs Plan).

Table of contents

Introduction 7
Purpose 7
Objectives 8
Methodology 8
Context 9
Queensland's electricity system 9
Increasing renewable generation 10
Renewable generation characteristics 11
Firming and storage 12
Applications of storage 15
PHES sites in Queensland 16
Development of renewable generation 19
Integration of renewables, firming and storage 20
Customer energy resources 21
Alternative infrastructure pathway considerations 23
Optimal infrastructure pathway - Queensland's way forward 25
Renewable investments 26
Queensland Renewable Energy Zones 27
QREZ phased development 27
Phase 1 QREZ development 28
Future phases of QREZ development 32
Storage, firming and dispatchable capacity 34
PHES development 36
Major network transmission and system strength 38
System strength and inertia 43
Clean energy hubs 44
Delivery program 47
Ensuring energy reliability and security 48
The process 48
Increased load development 49
Demand for renewable energy 49
Requirement for energy storage 51
Preferred development 52
Costs 54
Key transformation steps 56
Building on our strong foundations (2022–2024) 56
Scaling and expanding opportunities (2024–2028) 57
Preparing for net zero (2028–2035) 57
Conclusion 58

6 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Introduction

Purpose

This document (the Blueprint) is a key supporting document for the Queensland Energy and Jobs Plan (the Plan). It is a technical document that outlines the major electricity infrastructure investments required to transform the system – investments to achieve the Queensland Government’s 50 per cent Queensland Renewable Energy Target (QRET), support emissions reduction outcomes, and support continued renewable energy growth, while maintaining an affordable, reliable electricity supply. The investments outlined in this document will build Queensland’s SuperGrid.

The Blueprint:

∎	describes the Queensland context and development of the optimal infrastructure pathway

∎	describes the optimal infrastructure pathway to transform Queensland’s electricity system, based on a least cost approach

∎	describes the options and considerations for increased load development

This Blueprint is a point-in-time document and updates will occur on a biennial basis to reflect new infrastructure investments, changing market conditions and the market outlook, with the first update released in 2025.

The Blueprint is predominantly designed to implement the foundational infrastructure to enable Queensland to decarbonise the existing system and load in Queensland. It acknowledges major new loads are likely to eventuate, which will impact the optimal infrastructure pathway – these changes are contemplated in the ‘Increased load development’ section.

This document does not outline the investments and policies required in the distribution network to support greater coordination and integration of customer energy resources and devices.

While social, environmental and community impacts have informed and will continue to inform Queensland Government planning, the Blueprint itself is not intended to comment on these aspects.

While social, environmental and community impacts are not addressed in the Blueprint, small-scale infrastructure and demand side measures do contribute to a decarbonised energy system and form an integral part of the broader Plan.

Objectives

The optimal infrastructure pathway has been developed based on energy market modelling and expert advice and is structured to achieve the following objectives:

∎	Achieve the Queensland Government’s 50 per cent Queensland Renewable Energy Target by 2030 (QRET) and support continued growth of renewable energy generation.

∎	Support achievement of the Queensland Government’s 30 per cent economy-wide emissions reduction target on 2005 levels by 2030.

∎	Deliver a reliable, secure system with competitively priced energy.

∎	Ensure publicly owned coal-fired power stations continue to play a role in the energy system, with sites progressively becoming clean energy hubs that provide critical system strength, storage, and firming services rather than coal-fired generation.

∎	Provide confidence to capital markets and investors that Queensland has a clear pathway to transform the electricity system.

Methodology

The Queensland Government commissioned energy market modelling to understand the optimal pathway to decarbonise Queensland’s electricity system. This modelling is based on the Australian Energy Market Operator’s (AEMO) Step Change demand forecast for 2022 which sees demand increasing over the next 10-year window.

Refinements to the modelled infrastructure pathway have been made based on operational and technical input and advice from experts to form an optimal infrastructure pathway.

Specifically, this Blueprint has been prepared to meet the objectives listed above, using the following inputs:

∎	Energy market modelling to identify the generation and storage capacity needed to decarbonise the electricity system (independent market and economic modelling).

∎	Analysis from Powerlink and the Department of Energy and Public Works (EPW) on the scope, size, timing, and cost of delivering the PHES projects.

∎	Analysis from Aurecon on the feasibility of converting coal-fired power stations to synchronous condensers (Aurecon: Synchronous Condenser Conversions of Coal Fired Units, February 2022).

∎	Analysis from Powerlink and the EPW on the location, sizing, and timing of QREZs.

∎	Analysis from Powerlink on the future transmission investments required to support the energy transformation, including connecting potential new generation, storage, and firming assets.

∎	Information gathered from relevant technical experts.

The Blueprint is flexible and proposed mechanisms have been built in to allow for regular updating and oversight to adapt to changes in both supply and demand for electricity over time.

8 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Context

Queensland’s electricity system

Queensland’s electricity system has historically consisted of mainly ‘dispatchable generation’. Dispatchable generation is generation that can be scheduled on or off and increased or decreased on command to ensure supply always meets demand. It includes coal-fired generators, gas turbines and hydro-electric plants. In Queensland, there is around 8,100 MW of coal-fired generation and approximately 3,000 MW of gas-fired generation. In 2021–22, the grid-supplied maximum demand (as generated)4 was 10,100 MW.

Figure 1 depicts Queensland’s coal-fired and gas-fired generators, which have been predominately located near the resource basins (i.e. coal-fired generators (maroon icons) located near the coal fields and gas-fired generators (grey icons) located on gas fields).

Figure 1: Queensland’s coal-fired and gas-fired generators

With substantial dispatchable generation, there has been limited need for storage in Queensland. Energy can be stored in the coal stockpiles and gas pipelines. The energy system is now evolving. There is increasing amounts of variable renewable energy generation which must be complemented with storage and firming to ensure that increasingly intermittent supply matches demand. Additionally power system demand is forecast to increase significantly due to electrification, including electric vehicles and growth in domestic and export hydrogen.

[4]	‘as generated’ is the energy output at the individual generator terminals. It does not include internal consumption, demand that is offset by rooftop solar or transmission losses.

Increasing renewable generation

Renewable generation is variable in nature – it is entirely dependent on the weather to operate and is volatile on a day-to-day basis. Figure 2 shows the normalised annual output profile of large-scale wind and solar generation in Queensland. It is much more volatile on a day-to-day basis (Figure 3).

Figure 2: The normalised annual output profile of large-scale wind and solar generation in Queensland. Wind generation peaks overnight and solar generation peaks in the mid-morning, both outside times of peak Queensland electricity demand.

Figure 3: The historical output of different energy sources during a high demand week (the actual output from representative generators). This demonstrates the day-to-day volatility of renewable generation.

10 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Renewable generation characteristics

The characteristics of renewable generation will influence the design and operation of Queensland’s future clean energy system.

1.

Solar generators only export power when the sun is shining, and the amount of generation varies considerably based on the season. Generally, large-scale solar generators have a maximum potential annual capacity factor[5] of around 25 to 33 per cent. This means large-scale solar generators are, on average, producing around 25 to 33 per cent of their nominal capacity. Further, solar output in Queensland does not typically coincide with peak demand which is usually between 6pm and 7pm after the sun has gone down[6]. Solar output can also be below 10 per cent (e.g. due to widespread cloud) for extended periods, as occurred in Queensland in early 2022.

2.

Wind has higher annual capacity factors than solar (i.e. 32 to 53 per cent depending on the location) and, in Queensland, has a more nocturnal characteristic output profile (windier at night than day). This means wind sometimes contributes to peak capacity but, as shown in Figure 3, is still variable. As with solar generation, wind output can be close to zero for extended periods in some weather conditions (e.g. heatwaves).

Extended periods of extremely low wind and solar output are infrequent, but not rare. The term ‘dunkelflaute’ translates to dark doldrums or dark wind lull and is used in Germany to describe multi-day periods of very little wind and solar generation. In Australia, this same phenomenon is often referred to as a renewable drought. Regardless of the terminology used, it is important that any renewables-based system has a way to deal with these periods.

To meet Queensland’s current maximum demand of around 10,100 MW, Queensland will need a substantial amount of installed renewable generation capacity (much more than if this demand was met from dispatchable generation capacity). With a combined average capacity factor of 33 per cent for wind and solar, Queensland would need a minimum of 24,000 MW of variable renewable generation to supply the equivalent energy of the current 8,000 MW of coal-fired capacity. This factor of three is a minimum or ‘best case’. It assumes that Queensland will store all the variable renewable generation produced and use it exactly when needed. In practice, some over-build of renewable capacity will be required, resulting in a level of ‘energy spill’ from time to time.

[5]	Capacity factor is the ratio of actual output over a given period of time to the maximum potential output over that period.

[6]	The peak demand period has shifted from the middle of the day to early evening, which has been driven by the uptake of rooftop solar.

Firming and storage

As renewable energy is variable in nature, it needs to be ‘firmed’ and this means it must be stored when available and discharged when it is needed. The concept of ‘firming’ means matching the variable output of renewable generators to instantaneous demand. This can occur via battery storage systems and fast start dispatchable generation that can be ‘switched on’ as required to meet demand. Deep or long duration storage that effectively holds large amounts of energy in reserve for use during extended periods of low or no wind and solar generation is also required in a renewables-based system.

12 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Firming and storage can take several forms:

∎	Intra-day storage – Batteries are ideal for providing intra-day storage. They can absorb ‘excess’[7] solar energy from the grid throughout the day, store it, and discharge it later to meet demand. The time between storage and discharge could be minutes or even hours. Battery technology is most competitive in the one-to-four hour duration range. Medium duration PHES assets (4–12 hours duration) are also competitive in this intra-day space and are currently being developed by multiple private sector proponents in Queensland.

∎	Long duration storage – Long duration PHES (typically 24 hours or longer), coordinated batteries or multiple medium duration storage facilities (4 to 12 hours duration), provide this type of long duration storage. Long duration storage stores energy while renewable generation is plentiful and discharges it when there is insufficient instantaneous generation to meet demand – this may be for several days during wind and solar drought conditions. Long duration storage can also provide intra-day storage benefits, plus the ability to manage short-term low renewable generation such as rainy days or periods of windless nights, along with the ability to contribute to managing extended renewable droughts.

∎	Dispatchable and peaking generation – this refers to types of generation that can be quickly switched on to provide firming or backup capacity to support variable renewable generation. Gas-fuelled generators provide dispatchable generation as they can generate at peak periods or during extended renewable generation drought conditions. Gas-fuelled generators can start up and respond far more rapidly than coal-fired power stations. They can also run longer – indefinitely as long as there is a gas supply – and are lower in capital cost to build and maintain than PHES assets.

Gas-fuelled generators, such as open cycle gas turbines and gas-fuelled reciprocating engines have comparatively high marginal running costs, but the cost of installed capacity is low. They currently represent the lowest capital cost per megawatt way to provide backup and peaking generation8 to a renewables-based system9.

In the future, Queensland may convert existing turbines and install new gas turbines that can be fuelled by renewable hydrogen or a renewable hydrogen blend, further reducing emissions.

∎	Transmission interconnection – large capacity transmission interconnection to other states can provide supplementary firming capacity. This interconnection capacity can transfer generation from other states that is either dispatchable or has diverse weather characteristics compared to Queensland’s renewable generation.

Based on current demand forecasts10 and energy market modelling, Queensland is expected to need at least 6,000 MW of long duration storage for a highly renewable system, complemented by up to 3,000 MW of grid-scale storage, and up to 3,000 MW of new low-to-zero emission gas-fuelled generation and the existing interconnection to New South Wales to meet demand.

[7]	‘excess’ is a colloquial term for energy that would otherwise be constrained off or spilled.

[8]	Peaking generation refers to the ‘last’ megawatt required to meet demand at any point in time. At times of very high demand, this is usually met by the highest operating cost generator.

[9]	CSIRO Gencost 2021-22 Final Report.

[10]	The Australian Energy Market Operator’s Step Change demand assumptions in the 2022 Draft Integrated System Plan.

14 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Applications of storage

Different energy storage technologies provide different market services.

∎	Short (or shallow) duration storage includes grid-connected energy storage with durations less than four hours. The value of this category of storage is more for capacity, fast ramping, and frequency control ancillary services (FCAS) than for its energy value.

∎	Medium duration storage includes energy storage with durations between four and 12 hours (inclusive). In addition to providing many of the same services as short duration storage, medium duration storage provides additional value in its intra-day energy shifting capabilities, driven by the daily shape of energy consumption by consumers, and the diurnal solar generation pattern.

∎	Long duration (or deep) storage includes energy storage with durations typically of 24 hours or more. In addition to the services provided by medium duration storage, long duration storage is able to manage short term periods of low renewable generation, such as rainy day or windless night, contribute to meeting demand in renewable droughts and provides smoothing of energy over weeks or months.

PHES assets provide inertia and other services that support power system security and are ‘dispatchable’ plants that can switch on as required.

PHES sites in Queensland

The Queensland Government investigations into suitable PHES sites identified potential medium duration and long duration storage sites. This is based on:

∎	medium duration sites typically having energy storage of 4-12 hours, with capacity ranging from 300 to 1,000 MW or more

∎	long duration sites assessed having generation capacity of more than 1,000 MW and storage duration of at least 24 hours.

There are also other projects in between these typical sizes, and all these projects could perform an important role in the broader storage requirements for Queensland.

Medium duration sites can provide several services to the electricity system including the ‘time shifting’ of energy daily and the provision of system strength and reliability services. The shorter storage duration (typically 4-12 hours at maximum generation capacity) means these sites are generally not able to provide significant capacity in the event of regular shortfalls in variable renewable generation, including renewable energy droughts.

Medium duration sites are of the size considered to be commercially viable by the private sector and developers have proposed several projects of this size in Queensland. These projects typically rely on selling electricity to the grid as an arbitrage product and as such provide a more limited replacement of dispatchable, baseload generation to support high volumes of renewable output.

Long duration sites can provide the system services offered by medium sized projects, but their longer storage duration (24 hours compared to 4-12 hours typical of medium-sized projects) means they also provide strategic storage reserves to the system. These projects have long lead times (8 to 10 years), greater approval complexity and uncertainty, and a high development and capital cost. This means they are unlikely to be developed by the private sector in the medium-term on a merchant/commercial basis.

The Queensland Government has assessed numerous sites as being suitable for PHES in Queensland. A PHES needs a source of water, and two reservoirs separated by a significant change in elevation (known as head). A larger head will generally provide for lower cost electricity generation and storage on a per-unit basis as the volume of water required per megawatt hour is lower. Another important requirement is for the tunnel or pipeline (penstock) connecting the upper and lower reservoir to be short and steep for a given head difference. The preference is for a horizontal distance (length) to head ratio of less than 10 to minimise costs.11 Given the larger amount of energy stored, the cost of the dams required to store water is a more important consideration for long duration PHES than medium duration PHES.

11 Noting Borumba PHES has a length to head ratio of 8.8 (2,900m horizontal separation, 330m head)

16 | Queensland SuperGrid Infrastructure Blueprint | September 2022

How does Pumped Hydro work?
Pumped hydro acts like a giant battery.
∎ it uses electricity from the grid or nearby renewables to pump water from a lower reservoir into an upper reservoir when energy prices are low	∎ when energy is needed, water is released from the upper reservoir into the lower reservoir, generating energy as it passes through a turbine	∎ hydroelectricity can be generated almost immediately and at any time, so power can be fed into the grid when it is needed.
Drives reliable power for a clean energy economy Stores renewable energy like solar and wind Provides on demand power when we need it

Figure 4: Diagrammatic representation of a PHES plant.

The Queensland Government has undertaken three stages of studies into potential opportunities for hydroelectric and PHES systems in Queensland. Stages 1 and 2 of the studies (delivered in 2016 and 2017 respectively) assessed the role of hydroelectric generation and PHES in the transformation of Queensland’s electricity system, possible sites for both hydroelectric and PHES, and identified candidate sites for further study. Stage 3 of the studies concentrated on assessing the role of large-scale, long duration PHES – typically at least 1,000 MW of generation capacity with 24 hours storage duration.

The Queensland Government analysis used data from a range of sources including the 1,770 sites in the Australian National University (ANU) and Australian Renewable Energy Agency’s (ARENA) Project – An Atlas of Pumped Hydro Energy Storage. The Queensland Government undertook a risk-based, multi-criteria assessment to identify the best PHES sites at the lowest cost, and least impact when considering:

∎	topology/cost – to minimise construction costs a preference for higher head sites, with short horizontal distance between reservoirs and favourable topography that support smaller dams

∎	capacity and storage duration – a preference for larger capacity, longer duration sites based on identified system needs and the potential to achieve economies of scale

∎	distance to major load centres, connection, and transmission network strength – large distances and weak networks can result in higher network augmentation costs
∎	environment – primarily relates to inundation of land within the reservoirs. A preference for sites that minimise such impacts, especially to environmentally sensitive areas (e.g. national parks, World Heritage areas)

∎	community impacts – the infrastructure needs to meet the broader community expectations in respect to impact on the natural and built environment, and human amenity

∎	geology – highly variable geology with faulting, igneous rock overlays and mineralisation present risks to tunnelling, and higher cost to build

∎	hydrology – poor hydrology can cause limitations and additional costs associated with the initial fill of the reservoir, ongoing operations, and design for floods

Native title holders were also identified and considered as part of the studies of potential PHES sites.

Based on these assessments, the Queensland Government identified the Borumba and Pioneer-Burdekin PHES sites as favourable sites.12 These selected sites offer favourable technical and cost characteristics. Final investment decisions are yet to be made on any of the sites, however PHES is recognised as a critical asset for the transformation.

Engagement with First Nations people will occur as part of any work on identified PHES sites.

12 Both of these sites and projects are subject to subsequent final investment decisions.

18 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Development of renewable generation

The Queensland Government has established three QREZ regions – Northern, Central and Southern. QREZ development is based on important infrastructure cost minimisation and competitive benefit drivers and is critical to delivering a least cost transformation of Queensland’s electricity system. Unlocking QREZ regions will include community engagement and input into the longer-term development pathways for these regions. Broad community engagement will be undertaken in line with release of the Plan and this Blueprint.

Key drivers for QREZ developments:

∎	Developing ‘declared REZs’ within the QREZ regions in areas of good quality, concentrated renewable resources that have transmission access (i.e. efficient use and connection of renewable resources). This will ensure the development of Queensland’s optimally located renewable resources is efficiently aggregated to lower total system cost, benefiting consumers.

∎	Constructing efficient transmission infrastructure to connect renewable generators, with the objective of high utilisation of the transmission assets’ capacity – this will keep the unit costs of connection as low as possible for renewable proponents. This benefit should then flow on to consumers.

∎	Connecting renewable generators into parts of the transmission system that have adequate transfer capacity so the generators should have acceptable transmission network related constraints. This will assist in ensuring that the renewable generation is as efficient and as low cost as possible.

∎	Developing connection and access processes that provide accelerated timeframes for connection of proponents. This concept will be finalised in 2023 and may provide Queensland with a competitive advantage compared to other states by delivering fast access to markets for proponents.

Integration of renewables, firming and storage

Queensland’s renewable generation and dispatchable capacity will be located across the state and transported (at times long distances) to meet demand.

Queensland has an expansive existing 275kV transmission network incrementally developed to connect large generators – predominantly coal-fired power stations – to the load centres across the state. For a reliable future clean energy system, the existing 275kV system will be reinforced with new high-voltage Alternating Current (AC) transmission (up to 500kV). An alternative option, of reinforcing the network with a High Voltage Direct Current (HVDC) system, was also considered. While such a system may be used in the future, the high-voltage AC system proposed is a lot more flexible, with much lower costs for intermediate substations compared to HVDC and is better aligned to the immediate technical needs of the transmission system. The three key factors that necessitate a higher voltage system are:

1.

Power transfer capacity – when renewable generation is at high levels, large amounts of power needs to be transported to load centres in south east Queensland, central and north Queensland, plus the Borumba and Pioneer-Burdekin PHES sites. Similarly, when renewable generation is at low levels, the PHES installations will be required to meet much of the demand resulting in large amounts of power being transferred to the load centres. Peak transfer amounts could be thousands of megawatts. Transfers of this magnitude, for example from the Pioneer-Burdekin PHES to large load centres in central and southern Queensland, would be difficult to achieve with a 275kV system due to inadequate capacity in the existing lines and the high energy losses incurred over this distance at this voltage.

2.

Line losses, costs and corridor acquisition issues – a 500kV line has around three times the power capacity of a 275kV line and around one third of the losses, delivering a lower-cost solution over the long run. While a 500kV line has a higher capital cost than 275kV (around twice the cost per km), the use of a major double circuit 500kV line from northern Queensland to southern Queensland will enable high power transfers with a reasonable levels of losses.

3.

Re-use of 275kV system – the existing 275kV network will continue to operate once the new high-voltage system is built and will support the new high-voltage backbone transmission in operation. In the early construction phases of the high-voltage network, the 275kV network will be important for enhancing overall system security and reliability outcomes, subsequently being leveraged to deliver renewable energy to PHES sites and load centres.

20 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Customer energy resources

The Blueprint assumes a level of customer energy resource (CER) co-ordination across the distribution network, consistent with the approach adopted by AEMO in preparing the Integrated System Plan (ISP), and commitments made under the Plan for a smarter distribution grid.

Nevertheless, the scale of investment led by households and businesses across Queensland is significant. More than 4,100 MW of rooftop solar has been installed to date with an additional 7,400 MW of solar, 5,800 MW of distributed batteries and 1.6 million electric and plug-in hybrid vehicles forecast by 203513. The energy generated by rooftop solar alone is expected to be more than sufficient to cover the charging requirements of electric vehicles and domestic battery systems (Figure 5).

Figure 5: Forecast uptake of technology in the Distribution Network to 2035. Source data – AEMO ISP 2022, Step Change scenario.

13 Figures reflect AEMO ISP 2022 Step Change scenario.

CER, predominantly rooftop solar, is already impacting the operational demand profile and shaping demand across the electricity system. The Plan seeks to build a smarter distribution grid to ensure CER is effectively integrated and customers can continue to connect their CER devices.

Historically, the electricity system was categorised by one way flow of electricity from generators to energy customers, with limited active role for people and businesses – a grid with limited integration. CER provides an opportunity for customers to participate in the electricity system in a variety of ways, and for the development of a two-way integrated and inclusive energy market – a smart, integrated grid.

The future energy system will be more complex, consisting of millions of interconnected devices and network assets including network batteries. It will require an ‘Internet of Energy’ that has visibility of connected equipment and supports the efficient orchestration of energy flow at the distribution level. The volume of energy flow will also be significantly greater than it is now and bi-directional. The energy system will need to be responsive to customer loads emerging at different locations and times as transport electrification accelerates.

The ability to simultaneously manage local and system network constraints, interface with customers and respond to market signals while maintaining security and reliability will be critical. This requires a more dynamic, linked and transparent system that can provide the appropriate signals to market, network and customer systems. Operational technology systems including distributed energy resource management systems (DERMS) that are integrated with network distribution management systems (DMS) will be key enablers. This system-level approach will support customer decision-making, efficient and secure network management and delivery of positive customer outcomes aligned to government renewable energy targets.

While distribution network level considerations are not the focus of the Blueprint, they remain a priority for government. Significant innovation and adoption of sophisticated operational technology and physical systems will be required to integrate CER into the electricity system.

22 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Alternative infrastructure pathway considerations

This Blueprint outlines a point-in-time optimal infrastructure pathway to deliver a clean, reliable and affordable Queensland electricity system. The foundation components of the optimal infrastructure pathway include:

∎	Long duration storage: Long duration storage is critical to ensuring ongoing security and reliability of supply for Queensland’s future electricity system with high levels of renewable generation. PHES assets will be the cornerstone of the future system. Borumba PHES is identified for delivery and a further large site/s will be needed, with this Blueprint identifying the Pioneer-Burdekin PHES in North Queensland as the preferred site. The Queensland Government has committed additional funding to support investigations into additional sites.
∎	Adequate transmission: Strong transmission networks are required to connect renewable generation with the major storage sites and loads. This will allow for the transfer of renewable energy across locations and time of use.

While long duration storage and adequate transmission are essential, other elements of the optimal infrastructure pathway may change over time due to market forces, technology costs and actual system demand. These elements are:

∎	Additional storage or flexible scheduled generation: meeting peak demand when renewable generation outputs are low can be achieved in several ways. Queensland can increase storage capacity in terms of peak output capacity and duration (volume) to ensure storage-based generation is available when required. Trying to back up a renewable energy system exclusively with storage is a high-cost pathway, with much of the storage capacity underutilised 99 per cent of the time[14]. There could be choices depending on market design.

Strategic use of low capital cost gas-fuelled plant (such as gas turbines or gas reciprocating engines using either gas or hydrogen blends in the short-term and/or 100 per cent renewable hydrogen15 in the longer term) may be an effective way to reduce the cost of meeting Queensland’s total storage/peaking capacity requirements. While these plants have higher marginal running costs, modelling16 has shown their infrequent use results in a lower overall cost of energy. Grid-scale batteries and short duration PHES assets will also play a role in contributing back-up and firming services on an intra-day basis.

∎	Demand side participation: Customers will have increasing opportunities to use their CER to supply storage infrastructure via their own batteries and electric vehicles. Demand side participation, where large single or aggregated loads can flex on and off, will act as a storage (or ‘soak’ mechanism) in the energy system of the future. As new technologies emerge and cost profiles change, the optimal storage mix may change.

∎	CER uptake and level of orchestration: CER uptake is forecast to rapidly increase. Importantly, analysis assumes this will increasingly be accompanied by a level of orchestration to manage distribution-level grid considerations and greater customer interaction with electricity markets.
This assumption will help to ensure the distribution-transmission level interface is not negatively impacted by CER uptake (e.g. due to system security or power flow).

∎	Transmission interconnection: Queensland has two interconnections to NSW, the 330kV AC Queensland-NSW Interconnector (QNI) capable of transferring up to around 1,450 MW plus a 180 MW direct current (DC) connection at Terranora. An upgraded QNI capacity may help meet demand in Queensland during scarcity events (e.g. periods of high demand combined with low renewable generation, or during transmission outage conditions), reducing the need for additional storage capacity and/or flexible dispatchable generation requirements in Queensland. A strong interconnection also improves competition in the energy market, improving customer outcomes and reduces spillage of renewables through opportunity to export excess energy.

∎	Solar and wind generation: the optimal infrastructure pathway consists of an approximate 50/50 split of large-scale solar and wind capacity (modelled result is 48:52 solar to wind). Wind is developed initially, with solar being developed alongside PHES assets. This mix is based on the market pricing achieved by wind and solar, not the input costs – the solar capital cost is currently around 60-70 per cent of wind generation but without storage its value is reduced by rooftop solar generation.[17]

These relative technology costs are likely to change over time. This will influence the energy mix. Community acceptance for technologies and local development may also influence the mix of generation assets (i.e. visual amenity impacts of wind may result in a system with more solar and storage).

Given these trade-offs and considerations, active oversight of Queensland’s energy transformation and regular review of the optimal infrastructure pathway is vital. The governance process to deliver active oversight and review is described in the Plan.

[14]Internal	modelling carried out by the Queensland Government, externally reviewed.

[15]

Given plant would be expected to operate in times of low renewable generation including dunkeflaute, large volumes of hydrogen storage would be required, which could potentially be provided by geologic hydrogen storage such as salt caverns or depleted gas fields.

[16]	Independent modelling June 2022 shows that development of around 3,000 MW of OCGT capacity is part of the least cost development pathway.

24 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Optimal infrastructure pathway -

Queensland’s way forward

This Blueprint outlines the optimal infrastructure pathway to 2035 to deliver a clean, reliable and affordable Queensland electricity system. The scale and pace of activity and investment required to deliver this new infrastructure is significant. Staging the works provides opportunities to optimise cost outcomes by spreading out demand for labour, materials and approvals while building in future flexibility. Staging the works also allows for early renewable connections and the opportunity to deliver the benefits of renewable energy earlier.

Achievement of the Infrastructure Blueprint requires investment across four focus areas.

1.

Renewable investments – substantial new renewable generation investment is critical. Given the variable nature and capacity factors of renewable generation, around 25,000 MW of large-scale renewable generation (total) and around 7,000 MW of new rooftop solar generation is required to meet forecast demand in 2035 (when all publicly owned coal fired power stations are repurposed into clean energy hubs). QREZ will be a key government lever for the coordinated, efficient connection of new large-scale renewable generation. It will optimise the renewable and storage connections in a declared location, accelerate connection arrangements and reduce costs to consumers.

2.

Storage and dispatchable capacity – Queensland is forecast to require at least 6,000 MW of long storage to ensure reliability. Dispatchable low emission gas-fuelled generators are expected to economically provide further back up power while grid scale batteries and medium duration PHES systems provide firming and smooth daily renewable energy output.

3.

Major network transmission and system strength augmentation – new transmission infrastructure is required to connect renewable generator investments and storage with Queensland’s existing and future energy demand centres. Conversion of some existing generators to synchronous condensers will bolster system strength as renewable generation increases.

4.	Clean energy hubs – Government owned coal-fired power stations will be progressively repurposed into ‘clean energy hubs’ that provide system strength, storage, and firming services.

While the Blueprint does not address small-scale infrastructure, the distribution network and CER, these do contribute to a decarbonised energy system and form a key part of the Plan.

[17]

This occurs because rooftop solar acts as a reduction in demand on the system. As rooftop solar and utility solar are generating at the same time, rooftop solar “eats into” the load (and therefore the revenue) that could be supplied/earned by utility solar. Large storage assets, like PHES help alleviate this issue as they provide a “sink” for utility solar, allowing this energy to be discharged when the sun goes down.

Figure 6: Queensland’s future electricity system will deliver affordable, reliable and clean power, with two foundational PHES assets and new backbone transmission to move large volumes of renewable and stored energy to where and when it is needed.

Renewable investments

Independent modelling indicates Queensland will require approximately 25,000 MW of total large-scale renewable generation capacity by 2035 (in addition to a further 7,000 MW of rooftop solar). This consists of:

∎	2,882 MW of existing operational wind and grid-scale solar capacity (as of June 2022)

∎	12,200 MW of new wind generation capacity, which equates to around 2,700 turbines, each with an average capacity of 4.5 MW. The total land area for 2,700 wind turbines is approximately 540,000 hectares (allowing 200 hectares for each turbine, based on separation distance of multiplying the blade diameter by a factor of 10)
∎	10,000 MW of new large-scale solar capacity, which equates to around 40,200 hectares for solar farms, based on an average of 4 hectares per MW (all inclusive) for large-scale solar installations in Queensland.

26 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Renewable capacity	Unit	2022-24	2024-28	2028-35	Total

Solar capacity (aggregated)	MW	3,620	500	7,990	12,110

Wind capacity (aggregated)	MW	1,610	2,980	8,300	12,890

Total renewable capacity	MW	5,230	3,480	16,290	25,000

Table 1: Renewable energy capacity will be progressively developed, with around 12,900 of large-scale wind generation and around 12,100 MW of large-scale solar generation anticipated by 2035. Solar build rates slow until Borumba PHES is closer to completion, increasing demand for low-cost solar energy.

While the land area required for this renewable energy development appears large, it is a small portion of Queensland’s total area (i.e. 185.3 million hectares). This means the area required for wind represents 0.3 per cent of the state’s land area: and 0.02 per cent for solar. As these are rules of thumb, even a doubling of the area ratio is still less than 1 per cent of the state’s land area.

This modelling uses AEMO 2022 Step Change demand assumptions. If demand significantly increases (e.g. renewable hydrogen export industry or large-scale electrification), additional large-scale renewable generation will be required. The infrastructure proposals in this Blueprint provide a foundation for future growth, and further generation needs will be captured in future Blueprint reviews and updates.

Queensland Renewable Energy Zones

Queensland Renewable Energy Zones (QREZ) are a key enabler to coordinate the efficient connection of new renewable generation. The Queensland Government has established three QREZs – the Northern, Central, and Southern regions. Development of smaller declared Renewable Energy Zones (REZs) within these regions over time will coordinate efficient investment in electricity transmission and renewable generation infrastructure.

A key design element of the declared REZs is the coordination of generation sources with REZ infrastructure. This may include allowing installed generation capacity to exceed the nominal transmission capacity (based on an optimised assessment of capacity factors and generation ‘shape’) leading to higher transmission asset use and maximum investment opportunities.

This design concept will support least cost connection and development of the required 25,000 MW of large-scale renewable generation (total) by 2035.

QREZ phased development

Development of QREZs will occur over three phases:

∎	Phase 1: Building on our strong foundations (2022–2024): QREZ development in this timeframe is focussed on early pilot zones in areas with available network capacity or that require limited transmission investment to unlock high investor interest through scale efficiencies in connections. The Queensland Government and Powerlink will advance early investments to bring forward projects and keep investment flowing.

∎	Phase 2: Scaling and expanding opportunities (2024–2028): QREZ development in this timeframe will expand to better match renewable generation to local demand and efficiently connect new renewable capacity as the generation mix in Queensland changes, unlocking new zones across Queensland for higher levels of renewable energy generation.

∎	Phase 3: Preparing for net zero (2028–2035): QREZ development in this timeframe will support further network enhancements and expansion of renewable generation to decarbonise the electricity system, to power growing industrial demand from hydrogen export, industrial electrification, and to begin the electrification of broader energy demand in Queensland.

Phase 1 QREZ development

Northern QREZ region

The government has invested $40 million (from the $145 million QREZ funding allocation) to upgrade transmission infrastructure between Cairns and Townsville (Figure 7).

This investment will provide up to 500 MW of renewable energy connection potential in Far North Queensland. Several investors have shown interest in this area, with the 157 MW Kaban Wind Farm under construction (expected to be operational in 2023).

Figure 7: $40 million investment in the Northern QREZ region, which has unlocked up to 500 MW of capacity and supported the connection of the Kaban project.

28 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Central QREZ region

Powerlink will invest $365 million into the Central QREZ to enable up to 3,300 MW of new renewable capacity to connect to the grid. While this investment provides some incremental renewable connection capacity, its primary purpose is the reinforcement of the Gladstone system to support decarbonisation of the region. This investment includes:

∎	a new double circuit 275kV line connecting into Gladstone (Calvale to Calliope River) (unlocking up to 1,800 MW18 of renewable generating capacity)
∎	a new transformer to support 132kV capacity in Gladstone (to maintain reliability)

∎	a new synchronous condenser (to provide system strength with the changing energy mix)

∎	a battery connection (to support system strength and enable renewable capacity)

∎	a second circuit upgrade to enable further REZ capacity in the Banana Range (unlocking up to 1,500 MW of capacity).[19]

Figure 8: This initial investment in the Central QREZ region will unlock additional renewable energy capacity and supports existing industrial consumers in the region to transition to clean, reliable and affordable electricity.

[18]

The amount of renewable generation able to be connected on this line section will vary depending on generation and transmission line flow patterns. Initial estimates in the QREZ Technical Discussion Paper indicated a potential of 800 MW; however, further analysis indicates this could be up to 1,800 MW of renewable capacity. Powerlink is currently carrying out further analysis to optimise the use of this line for capacity support in the Gladstone area plus the delivery of additional renewable generation connection capacity.

[19]	Community consultation has commenced on this transmission project

Southern QREZ region

The Queensland Government and Powerlink are currently delivering two investments in the Southern QREZ region – the Southern Downs and Darling Downs REZs.

Powerlink is providing additional capacity on the Southern Downs at MacIntyre, which includes an investment of $167 million for transmission infrastructure. This includes connecting the MacIntyre and Karara wind farms, which have a combined generation capacity of 1,026 MW. Installation of a grid-connected battery and other localised augmentations in the southern QREZ region will increase the available generation capacity of the Southern Downs REZ significantly, with likely renewable generation hosting capacity of up to 1,500 MW.

Powerlink is providing additional capacity on the Darling Downs, which involves construction of a dedicated 275kV line to several wind developments in the area, the first of which is expected to be the 500 MW Wambo Wind Farm.20 The total renewable generation connection capacity of the Darling Downs REZ is 1,850 MW and there is adequate wind and solar development interest in the area to fill this capacity.

20 Phase 1 of this project is 252 MW.

30 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Project scope

- Purpose-built 275kV double circuit lines from Halys substation to foundation customer, 1850 MW total capacity
- Connect initial stage 1 wind farm e.g. 250 MW
- Attract further proponents

Northern QREZ region
Kaban
Cairns
Townsville
Mt Isa
Mackay
Longreach
Rockhampton
Gladstone
Bundaberg
Central QREZ region
Darling Downs
Toowoomba
Brisbane
Southern QREZ region
Southern Downs
Darling Downs REZ
Kingaroy
Wambo WF
Proposed project
Nanango
Tarong Power North Station
Operational
Coopers Gap WF
Operational
Halys Substation
Operational
Tarong Power Station
Operational
Existing network
Proposed 275kV network upgrade

Southern Downs REZ
Millmerran
Millmerran Substation
Tummaville Substation
Warwick
Future project
MacIntyre WF North
MacIntyre WF South

Project Scope

- Extend radial lines off shared network – purpose-built 275kV double circuit lines from Tummaville to MacIntyre Wind Precinct including the MacIntyre and Karara wind farms
- Connect stage 1 wind 923 MW MacIntyre + 103 MW Karara
- Potential stage 2 wind
- Overall total 1500 MW capacity

Figure 9: The Southern Downs and Darling Downs investments in the Southern QREZ region could unlock up 3350 MW of renewable energy capacity.

Future phases of QREZ development

Further development of the three QREZs will occur in stages to support connection of the 25,000 MW of large-scale renewable generation (total) required by 2035. Powerlink and the Queensland Government have identified the preliminary renewable capacity for each region (Table 2):

∎	more than 6,000 MW of capacity in the Northern QREZ region

∎	more than 8,000 MW of capacity in the Central QREZ region, and

∎	around 11,000 MW of capacity in the Southern QREZ region.

Project	Unit	2022-24	2024-28	2028-35	Total

Northern QREZ	MW	1220	300	4600	6,120

Central QREZ	MW	1010	1580	5500	8,090

Southern QREZ	MW	2940	1665	6190	10,795

Total renewable capacity	MW	5170	3480	16290	25,000*

Table 2: QREZ regions will be progressively developed to support the connection of the 25,000 MW (*rounded) of large-scale renewable capacity required by 2035.

32 | Queensland SuperGrid Infrastructure Blueprint | September 2022

The Queensland Government will release a QREZ Roadmap for community engagement and feedback to outline the proposed approach for developing each of the three QREZs. This Roadmap will include the immediate capacity proposed to be unlocked and the longer-term capacity for each region to meet demand and the targets set out in the Plan. The capacity identified in the QREZ Roadmap will be based on technical and strategic criteria and detailed land use mapping of priority areas.

Importantly, engagement on the QREZ Roadmap will ensure communities are directly involved in the development of renewables in their region and community.

Under the QREZ framework, in each region, individual REZs will be announced by the Queensland Government, following a ministerial declaration, and informed by recommendations from the designated planning body (proposed to be Powerlink) and detailed stakeholder consultation on the QREZ Roadmap. Further details on the process for identification and declaring REZs will be in the QREZ Roadmap.

Early strategic investment as part of Phase 1 of QREZ development will be incorporated into a legislative framework. The QREZ Roadmap forms a critical component of the governance framework for implementing the Plan and investment pathway in this Blueprint.

Blueprint

This Blueprint outlines the total large-scale renewable energy capacity required to transform Queensland’s electricity system and meet demand.

i

QREZ Roadmap

The QREZ Roadmap will outline potential investigation areas for QREZ investment and progressive development.

i

REZ Management Plans

Detailed REZ Management Plans will be developed for each declared REZ outlining the specific infrastructure investment, location, and capacity.

The QREZ designated planning body will develop detailed REZ Management Plans for each declared REZ in a coordinated way to ensure that the timing of renewable development aligns with other key Blueprint activities.

Storage, firming and dispatchable capacity

Purpose

On the optimal infrastructure pathway, Queensland’s future clean energy system includes at least 6,000 MW of long duration storage for energy security and reliability.[21]

This Blueprint only outlines the delivery of large-scale PHES assets, as development and construction of these assets is expected to be led by government. Other forms and technologies of storage and intra-day firming may form part of a clean, reliable and affordable energy system. This may include utility scale batteries, medium PHES and low or zero emissions gas fuelled turbines or reciprocating engines firing a gas-hydrogen fuel blend and up to 100 per cent renewable hydrogen fuel in the future.22 These are anticipated to be developed by a combination of the private sector and government owned energy corporations.

Existing and committed infrastructure

As renewable energy penetration progressively increases beyond the current 20 per cent level and further toward the 50 per cent Queensland Renewable Energy Target,23 utility and distributed scale battery energy storage systems (BESS) will initially be required to provide firming and assure security of supply on an intra-day basis. There is already multiple utility-scale BESS proposed or under construction in Queensland as shown in Table 3.

[21]	This quantum may change over time depending on actual future demand outcomes.

[22]	Source: [Source redacted]. Accessed 12 May 2022

[23]	Queensland renewable generation as a percentage of consumption for Jan 21 to Dec 21 was 20.4 per cent.

34 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Project	Proponent	Capacity (MW)	Storage duration (Hours)	Storage capacity (MWh)	Expected operation date

Wandoan South BESS	Vena Energy	100	1.5	150	2022

Bouldercombe	Genex Power	50	2	100	Late 2023

Southern REZ BESS	Stanwell	150	2	300	Late 2023

Central REZ BESS	Stanwell	150	2	300	Mid 2024

Chinchilla BESS	CS Energy	100	2	200	Late 2023

Greenbank BESS	CS Energy	200	2	400	2024

Table 3: Utility BESS projects proposed or under construction in Queensland as of June 2022.

In North Queensland, the Kidston PHES project is under construction at the old Kidston gold mine (capacity of 250 MW for 8 hours – expected operation in 2024) and the 570 MW Wivenhoe PHES is operational. Wivenhoe was commissioned in the 1980s to optimise power system operations, moving low-cost energy generated during off-peak periods into the morning and evening peak periods. It can perform the same functions into the future – shifting renewable energy to higher demand times of the day and acting as a load to soak up ‘excess’24 solar energy at certain times of the year.

[24]	‘excess’ is a colloquial term for energy that would otherwise be constrained off. The addition of the pumping load to the system creates demand and enables this generation to be online.

PHES development

Borumba PHES

A PHES project at Borumba Dam near Imbil in south-east Queensland will provide a 2,000 MW/24hr asset and is a foundational investment in Queensland’s future electricity system.25

This is a priority large-scale PHES project because it is situated in an advantageous location, on a site owned and flagged as a potential pumped hydro site by Powerlink for the past 20 years. It is close to the existing transmission network and the significant south-east Queensland energy load.

On the optimal infrastructure pathway, the Borumba PHES is operational in 2030 when renewable energy is anticipated to exceed 50 per cent of Queensland’s electricity supply.

In 2021, Powerlink commenced work on the studies for a Borumba PHES. The detailed assessment report on the project is anticipated to be completed in the first half of 2023. This will include identification and costing of the preferred design and a potential pathway to construction and full operation of the PHES in 2030.

Project costs are to be determined as part of the detailed cost analysis, dependent on completion of geotechnical investigations and finalisation of the preferred design.

The pathway to construction will identify any environmental and approval issues associated with the PHES, and appropriate project management and mitigation strategies.

The commissioning timing of the Borumba project will influence the pace of transformation. To maintain security of supply, only limited amounts of coal-fired generation – replaced by renewable energy and storage – can be removed from the electricity system before Borumba PHES is operational.

Phase	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31

Detailed analytical report[1]	FEED/technical studies

EIS[2]	Environmental/technical studies

Early works		Site access

Civil works				Construct upper and lower dam, caverns, tunnels

Transmission		Design and corridor acquisition			Build transmission

Turbines						Install and commission

Upper reservoir								Fill reservoir

Final commissioning and handover									Operational

Table 4: The preliminary high-level works program for the Borumba PHES. This will change once feasibility works are finalised.

1.	Detailed analysis report requires front end engineering design (FEED) and other studies (environmental, commercial assessment) to be completed

2.	EIS and approvals includes state and federal approvals, including EIS and EPBC for the site approvals for the transmission corridor

[25]	Actual plant capacity is subject to completion of final front end engineering design but is anticipated to be 2000 MW/24 hour.

36 | Queensland SuperGrid Infrastructure Blueprint | September 2022

Pioneer-Burdekin PHES

On the optimal infrastructure pathway, additional large-scale long duration storage is operational in 2032. The preferred site is in the western Pioneer Valley, near Mackay in North Queensland, with the upper reservoirs located at the head of the Burdekin River catchment, and the lower reservoir in the Pioneer River catchment.

This PHES site has favourable topography, with a large vertical separation between reservoirs (head), favourable horizontal distance between reservoirs (length) and relatively low cost dams. It is also located close to high-quality wind and solar resources in the Central QREZ region and could unlock large volumes of renewable energy.

The site also has an even greater storage potential than the Borumba PHES, and is able to accommodate 5,000 MW with 24 hours of storage.

The PHES project could be delivered over two stages. The first stage is 2,500 MW/24hrs (60 GWh) delivered by 2032 and the second stage is a further 2,500 MW/24hrs (60 GWh), commissioned by 2035.

The components of each stage would comprise the same infrastructure as the Borumba PHES (power station, turbines, headrace tunnel, tailrace tunnel, main access tunnel and emergency, cable, and ventilation tunnels).

Environmental, including water, approvals are key for this project.

Major network transmission and system strength

Purpose

Queensland’s existing transmission system must evolve to efficiently move renewable and stored energy across the state, both geographically and at different times of day.

Delivery program for initial connections

The optimal pathway has four key stages of major transmission reinforcement to provide initial connection capacity to support the initial PHES developments and achieve a clean, reliable and affordable electricity system, including by providing access to the State’s high quality renewable energy resources. All stages are proposed as high voltage (up to 500kV) double circuit transmission assets.

∎	Stage 1 – Borumba Connections

∎	Stage 2 – Central Queensland Connection

∎	Stage 3 – Pioneer-Burdekin PHES and NQ Connection

∎	Stage 4 – Townsville to Hughenden Connection

Powerlink will undertake further detailed planning and assessment to determine the optimal timing and corridors for these stages of major transmission reinforcement. Details on the initial four stages of major transmission reinforcement are identified in Figure 6 (page 26) and in Table 5. It should be noted that line lengths, routes, costs and timeframes are high-level estimates and are subject to ongoing review and refinement. All years referred to in the text are financial years.

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Project	FY 23	FY 24	FY 25	FY 26	FY 27	FY 28	FY 29	FY 30	FY 31	FY 32	FY 33	FY 34	FY 35	FY 36

Stage 1 – Borumba Connections

Stage 2 – Central Queensland Connection

Stage 3A – Pioneer- Burdekin PHES and NQ Connection (Larcom to Nebo)

Stage 3B – Pioneer- Burdekin PHES Connection (Nebo to Pioneer)

Stage 3C – Pioneer- Burdekin PHES and NQ Connection (Pioneer to Townsville)

Design and acquisition	Construction	Test & commissioning

Table 5: The new backbone transmission projects will be progressively delivered by the mid-2030s, with design and corridor acquisitions commencing in 2023.

Stage 1: Borumba connection

On the optimal pathway, the Borumba PHES project is operational in 2030 and connected to the grid via new high voltage (up to 500kV) transmission. It is a cornerstone of Queensland’s future clean energy system, providing critical storage and firming for increasing levels of variable renewable generation. Connection and operation of Borumba PHES will allow Queensland’s reliance on coal-fired generation to reduce, allowing further coal-fired units to be repurposed into ‘clean energy hubs’.

To be operational in 2030, the Borumba PHES must connect to the grid no later than 2029 to support project commissioning. The Borumba connection involves two transmission lines around 140km in length in total with an estimated cost of approximately $800 million.

Stage 2: Central Queensland connection

Central Queensland hosts much of Queensland’s coal-fired generation and is a large industrial load centre, including Queensland’s largest single load (the Boyne Island Aluminium Smelter). New major transmission lines (up to 500kV) will be constructed into Central Queensland to supply renewable energy generation and firming, supporting decarbonisation of these large industrial loads.

The Central QREZ investment (estimated completion 2026) will provide additional transmission capacity into the region and support connection of up to 3,300 MW of renewable generation capacity (out of the 25,000 MW total required by 2035). On the optimal infrastructure pathway, additional high voltage transmission will be constructed by 2030 to connect Borumba PHES into the Central Queensland load centre. This connection, coupled with the additional renewable capacity from the Central QREZ investment, will enable greater reliance on renewable generation and provide important storage and firming capacity for the region.

On the optimal infrastructure pathway, the 290km, high voltage Central Queensland connection is delivered by 2030 at an estimated cost of $1.3 billion. This requires easement acquisition and approvals to commence in 2023 and conclude in 2026, and construction to commence in 2027.

Stage 3: Pioneer-Burdekin PHES and NQ Connection

A second large-scale PHES is fundamental to decarbonising Queensland’s electricity system and maintaining a reliable electricity supply. This Blueprint assumes the second PHES site will be the Pioneer-Burdekin PHES. The transmission requirements will alter based on the PHES developments, and this will be considered as part of future Blueprints.

The Pioneer-Burdekin PHES will be connected to both northern and central Queensland, providing access to both load centres and high-quality renewables. Given the long distances between the PHES asset and load centres, this transmission connection will be high voltage (up to 500kV) to reduce losses and provide adequate power transfer capacity.

Easement acquisition and approvals will take a considerable amount of time. Easement acquisition and approval commencements must align with the expected operational date for the second PHES. On the optimal infrastructure pathway, the second PHES commences operation in 2032.

This connection will be approximately 750km and cost approximately $3.4 billion. Detailed design and engineering works will refine the proposal.

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Stage 4: Townsville to Hughenden

The Hughenden area has excellent renewable energy resources that can support new large industrial loads and demand in North Queensland, including renewable hydrogen. The renewable resources are extensive and very good quality, with high-capacity factors and significant geographic diversity compared to wind generation in other parts of the State.

A high voltage (up to 500kV) transmission line will need to be constructed from near Townsville to Hughenden by 2035, which in combination with the Pioneer-Burdekin PHES and the other high voltage transmission lines, will unlock the first significant amount of renewable resources.

Construction timing is important in terms of minimising overall infrastructure and energy cost. Due to the long distances between generation resources in the Hughenden area and existing demand in central and southern Queensland, this line will incur large transmission losses (costs) if its sole purpose is to supply energy southwards. Construction of this high voltage connection should commence once the Pioneer-Burdekin PHES and the high voltage connection to central and southern Queensland is operational – with completion expected by 2035. This will allow for the transportation of excellent renewable resources to existing large load centres, supporting industrial decarbonisation and system transformation.

The Stage 4 connection is approximately 370km at a cost of $1.7 billion. The transmission line could be extended from Hughenden to Mount Isa. The Hughenden to Mount Isa connection could be constructed at a lower voltage (i.e., 275 or 330kV).

The Queensland Government recognises the important role the North West Minerals Province (NWMP) could play in our future energy system. Critical minerals from the region could contribute to manufacturing opportunities as part of the Plan’s pipeline of clean energy infrastructure.

Recognising this, the Queensland Government views a connection of the NWMP to the National Electricity Market (NEM) as an important part of the future Queensland SuperGrid. This Infrastructure Blueprint already includes the Townsville to Hughenden connection. Further connection from Hughenden to Mount Isa will integrate a new region into the NEM and must occur in close consultation with national market bodies. The Queensland Government is currently engaging with key stakeholders, including the Australian Government, on the best way to deliver the connection to the NWMP while aligning with Queensland’s renewable energy ambitions.

Potential future network connections

The above transmission network development includes a high capacity, high voltage backbone, supported by the existing 275kV network. This configuration does not provide full redundancy and reliability under some operational conditions. Queensland may require additional transmission lines in the 2030s to accommodate increased load development (for example large scale renewable hydrogen projects), the location of further renewable energy developments, additional PHES developments and/or as a risk mitigation mechanism for operability and reliability considerations.

Powerlink is considering a range of both transmission and non-transmission risk mitigation measures to support this low-cost configuration, including special protection schemes and network support from PHES, batteries, generation, and loads. Monitoring the emergence of large new loads and renewable energy developments will continue.

Enhanced interconnector (QNI) capacity may eliminate or reduce the need for additional storage, peaking capacity or additional transmission reinforcements in Queensland. Assessment and decisions on whether additional major network reinforcements or alternatives are required will be necessary in the future.

Delivery considerations

Delivery of this major transmission infrastructure program will be a significant challenge. It represents the largest transmission construction program ever undertaken in Queensland, over a relatively short period of time. Prerequisites for delivery include:

∎	Early engagement with the community to support corridor acquisitions –this work must commence as quickly as possible to ensure landholders, First Nations Peoples and broader community stakeholders are able to have meaningful and early input into the potential transmission corridors. This should include targeted local benefits arrangements.

∎	Ensuring a coordinated, timely approach to planning, acquisition and works approvals processes between Powerlink and various Federal and State Government departments. This may include exploring opportunities to streamline and improve existing approval processes and regulations, where appropriate, and commencing applications for approvals (such as environmental approvals) as early as possible.

∎	Early engagement with relevant partners (contractors, industry, and unions) to secure labour resources in a time of major transmission construction across Australia. This is likely to require a visible forward program plus some level of precommitment to works programs to secure partner resources.

∎	Early engagement with equipment suppliers to obtain plant and equipment in a timely and cost-effective manner.

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System strength and inertia

The Blueprint outlines critical steps to maintain system strength and security as the generation mix changes. Existing coal-fired generators are the main suppliers of system strength and inertia to the electricity system. In the future these technical services, which are critical for system stability, will need to be provided by alternative sources. This may include new synchronous machines developed as part of the PHES installations, existing coal-fired generators being converted to operate as synchronous condensers, standalone synchronous condensers, and large-scale batteries. Key elements included in this Blueprint:

∎	Repurposing coal-fired units (where feasible) into synchronous condensers to provide system strength and inertia and to continue to meet AEMO’s operational requirements.
∎	Investing in (at least) two greenfield synchronous condensers (estimated at $80 million each) to provide general system strength and inertia. The timing for delivery is dependent on the timing of new renewable generation and repurposing of coal-fired generators.

∎	Implementing synchronous condensers and/or batteries as part of QREZ developments to provide additional system strength to support new renewable generation. The installation will be coordinated as part of the QREZ connection program, including costs.

To ensure reliability and resilience of supply, initial coal-fired unit conversions to synchronous condensers will be designed to be reversible. This allows units to return to service for forecast renewable droughts or contingency events such as coincident long duration forced outages of other generators.

System strength and inertia

System strength is one determinant of how well the power system can return to normal operation following a disturbance or fault or how quickly the power system voltage waveform can be restored to the consistent sine wave. In practical terms, power systems with system strength can maintain more stable voltages following changes in power flows.

System strength contribution and inertia are design and operational characteristics of synchronous generation technology that are not yet easily replicated in invertor connected generators and batteries. They are provided by synchronous generation as a by-product of energy production, and by synchronous condensers. As synchronous machines change operating patterns (e.g. when they are displaced in the bid stack or retire) the power system loses both system strength and inertia.

Local increases in the level of invertor connected resources can increase the need for system strength in that part of the power system since these resources currently require system strength to operate stably.

System strength is expressed in the National Electricity Rules by reference to fault levels while inertia to rates of change in frequency (RoCoF). They are related because inertia is critical for the power system’s resilience to changes in active power (megawatts). In spite of these similarities, their remediation is different. For example, if synchronous condensers are used to address a fault level shortfall, they will provide enough fault level, but will not address an inertia shortfall unless they are coupled with a rotating mass or flywheel.

Clean energy hubs

At present, the role of coal-fired units extends beyond the generation of electricity – these units provide critical system services, dispatchability, system strength and inertia. On the optimal infrastructure pathway, as coal-fired generation reduces, these services must be replaced by other services that can maintain a reliable, secure electricity supply.

In Queensland, there is around 8,100 MW of coal-fired generation provided through 22 units located across eight power stations. This equates to supplying approximately 70 per cent of Queensland’s annual electricity demand. CS Energy and Stanwell (“GenCos”) wholly own, operate and control 12 coal fired units, as well as CS Energy having a 50% interest in the Callide C Power Station and dispatch control over the Gladstone Power Station. Millmerran is privately owned, operated, and controlled.

Stanwell and CS Energy will progressively repurpose existing publicly owned coal-fired units into ‘clean energy hubs’. This means converting the generating units to synchronous condensers,installing batteries and/or installing new generation at the power station sites. Clean energy hubs will provide critical system strength, inertia, firming and storage, and help replace the system services provided by coal-fired generation.

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Over time, the operating state of coal-fired units will change. Four operating states have been identified:

(1) generating electricity, (2) reserve: operating seasonally, (3) repurpose: operating as a synchronous condenser, or (4) reinvest: decommissioned. These terms are defined below.

1.	Generating electricity: the current operating condition (excluding overhauls/forced outages etc).

2.

Reserve - operating seasonally: removing one (or more) units from service during periods of sustained low electricity demand on the network. In Queensland this typically corresponds to the autumn and spring periods where ambient temperatures are usually mild and there is minimal heating or cooling loads. Removing and storing one (or more) units from service allows the remaining units to operate at higher loads/capacity factors, improving efficiency and economics. These stored units can also provide reserve generation capacity insurance, as they could be able to be recalled in under two weeks.

3.

Repurpose - operating as a synchronous condenser: the unit is not exporting power, but instead, the generator is providing system strength and inertia for the network whilst importing a small amount of power.

4.	Reinvest: the unit is decommissioned and permanently removed from operation as a generating unit and replaced with renewable energy or other energy investments (where appropriate).

By 2035, the Queensland system is anticipated to have sufficient supply and storage to support zero regular reliance on coal generation. Figure 11 indicates the declining reliance on coal-fired generation as new storage and renewable energy capacity becomes operational. Privately owned power stations will make their own decisions in the context of growing renewable energy and storage, but the system is being designed to operate without reliance on coal by 2035.

Figure 11: Gradual withdrawal of all coal-fired power stations in Queensland as more renewable energy and storage is built to support a system without coal generation by 2035.

Figure 12 illustrates an indicative reduction and reliance on coal-fired generation that is publicly owned, operated, or dispatched. The blue bars show the coal capacity available for dispatch (in service or seasonal operation), the yellow bars show the capacity that has been converted (i.e. into synchronous condensers) and the red line displays the coal in service.

Figure 12: Publicly-owned coal portfolios will progressively transform to clean energy hubs. Coal repurposing is a secondary consideration to energy security, which is dependent on the timing of the PHES assets. MW capacities refer to nameplate capacity.

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Delivery program

The Infrastructure Blueprint will ensure peak electricity demand in Queensland is met at all times.

This will be achieved through a controlled and managed conversion of publicly owned coal-fired power stations into modern clean energy hubs, where reliability is paramount.

The Blueprint outlines how the State will lead investment to create a system that is no longer regularly reliant on coal-fired generation by 2035. The modernisation process of publicly owned coal-fired power stations will commence in 2027. The Government will ensure that significant new wind, solar, hydrogen-ready gas peakers, batteries and long duration storage is in place at critical steps in the energy transformation.

Figure 13: This figure outlines the modelled dispatchable capacity to 2040 of Queensland’s future energy system, including from both coal and other sources. It also demonstrates that Queensland is expected to have sufficient dispatchable capacity to meet peak demand at all times.

Ensuring energy reliability and security

Coal-fired power stations will only be converted into modern clean energy hubs when energy reliability is assured and there is sufficient replacement generation, storage and supporting infrastructure in place. This process will commence in 2027, provided it does not impact reliability.

The Government will establish a Queensland Energy System Advisory Board to provide expert technical advice and assessment of the Queensland energy transformation every two years and to support regular updates to this Blueprint.

“Blueprint checkpoints” will enable the Government to check progress and confirm it is possible to move to the next phase of coal-fired power station modernisation. This progression will only occur once reliability is assured.

The process

The Queensland Government will work with individual Government-owned energy corporations to develop long term strategic plans to reflect the Government’s commitment to gradually convert all publicly-owned coal-fired power stations into clean energy hubs by 2035 and to meet the State’s renewable energy targets.

Phase 1: Gradual shift to seasonal operation or synchronous condenser conversion (which is reversible) for one or more units from 2027. These units will continue to operate in peak demand periods, such as summer and mid-winter, and maintain thermal generation in “reserve” as back up capacity.

Phase 2: Once the first long duration PHES is online, further conversion of units to seasonal operation and reversible conversion to synchronous condenser (except for Callide B power station which is currently scheduled to retire in 2028). Synchronous condensers provide essential stability to the system.

Phase 3: Once the second long duration PHES is online, further conversion of units to seasonal operation and reversible conversion to synchronous condensers, as well as ongoing operation as clean energy hub including potential on site storage, dispatchable capacity, hydrogen development, and operations and maintenance bases for publicly owned large-scale renewable energy.

Power Station	22- 23	23- 24	24- 25	25- 26	26- 27	27- 28	28- 29	29- 30	30- 31	31- 32	32- 33	33- 34	34- 35	g

Stanwell (4 units)	No Change				Phase 1				Phase 2		Phase 3

Tarong & Tarong North (5 units)	No Change					Phase 1			Phase 2			Phase 3

Callide B (2 units)	No Change				Phase 1	Phase 2	Phase 3

Kogan Creek (1 unit)	No Change												Phase 1	Phase 3

Large-scale Renewable Capacity (total)		5.2	5.6	6.2	7.7	8.7	9.9	12.7	13.6	15.4	19.4	24.4	25.0	g

Dispatchable Capacity (total)		13.2	13.3	14.0	14.0	13.6	13.5	14.8	13.7	14.3	16.0	15.8	15.7	g

Peak Demand		10.3	10.4	10.7	10.9	11	11.1	11.3	11.5	11.7	11.7	12.0	12.1

Figure 14: The above figure outlines the indicative modernisation schedule for Queensland’s publicly owned coal-fired power stations. The final phasing will be confirmed with individual GenCos.

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Increased load development

The emergence of large new loads on the Queensland electricity system, such as high electrification or those brought on by new industries and in particular a renewable hydrogen export industry, will require large-scale renewable energy, storage, firming and transmission developments beyond those outlined in the optimal pathway. Renewable hydrogen has the potential to greatly increase existing energy demand loads. The associated energy infrastructure should be considered specifically with industry development, and it must be coordinated. Coordination is necessary to ensure a new export industry is not developed at the expense of existing consumers and taxpayers.

The Queensland Government commissioned Advisian to undertake an extensive study to provide foundational information for the emerging renewable hydrogen industry in Queensland. To achieve this, the assessment aimed to clearly describe attributes in regions to help:

∎	inform policy and land-use planning

∎	facilitate Queensland Government cross-departmental coordination efforts

∎	understand hydrogen development potential based on resource availability.

Furthermore, the assessment looked at region specific impacts of potential hydrogen value chains on infrastructure corridors including separation distances, land availability, water availability, renewable generation capacity and network requirements. The study took a more in depth look at Queensland’s priority ports: Townsville, Abbot Point, Hay Point/ Mackay and Gladstone. Other ports along the Queensland coast were also considered as part of a higher- level analysis.

Demand for renewable energy

Generally, existing regional electricity infrastructure development has been demand (load) driven. As a result, the capacity of existing infrastructure is reasonably well matched to existing demand in the regions. The introduction of a new electricity intensive industry, such as renewable hydrogen, will require more infrastructure and planning.

The electricity system and QREZs will need to expand to support additional demand for renewable energy into the future. This increased demand could be driven by the decarbonisation of transport and other major industrial sectors of Queensland’s economy (such as major industry in Gladstone, Townsville, and the Bowen Basin). Each sector is competing for the same renewable energy resources and transmission access.

The potential for large scale renewable hydrogen projects, relying on the existing electricity system to supply hydrogen and production facilities is limited. High QREZ commitments to the NEM and industrial decabonisation mean that the variable renewable energy capacity of those close-to-load REZs will be highly sought after. Export scale hydrogen projects are each expected to have electricity demand between 1000 MW and 3000 MW, potentially requiring an additional 3000 MW to 9000 MW of installed generation capacity. These substantial additional generation assets will need to be appropriately planned for and utilised where possible to provide critical mass in helping unlock additional renewable resource areas.

Advisian suggests that hydrogen variable renewable energy could be expanded towards west Queensland.26 This could involve hydrogen projects accessing the North Queensland Clean Energy Hub at Hughenden within the Northern QREZ region and the Barcaldine REZ in the Central QREZ region. Figure 13 shows these locations as Q2 and Q5 respectively.

26 Ibid. Chapter 4, p10

Figure 13: Renewable energy opportunities for hydrogen loads. Yellow numbers indicate potential solar resources, blue numbers indicate potential wind resources.

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Requirement for energy storage

The Blueprint includes the construction of two large scale PHES (of at least 6000 MW at 24-hour capacity) as cornerstone assets for delivering the energy transformation. There are also other smaller scale storage projects proposed and/or under development in Queensland.

The scale of electrical energy storage potentially required for large new loads will present challenges. The introduction of storage combined with large loads such as hydrogen can be beneficial as it flattens the overall operating profile and increases asset utilisation. Methods for achieving this higher utilisation have been studied and include:

∎	diversification of renewable supply, such as combining both wind and solar sources of generation to improve capacity factors

∎	reliance on interconnectivity with other regions within Queensland and other states, where renewable energy supply is unaffected by certain weather events at a particular time of the year

∎	inclusion of localised short term energy storage (1-4 hours), such as BESS or metal hydride hydrogen storage to support short term variable renewable energy output reduction

∎	inclusion of medium-term storage, such as PHES, or large diameter interconnected gas pipelines

Queensland Government studies have identified potential sites suitable for large-scale PHES assets and these could be developed in the future to assist in meeting firmed power requirements for new large loads. The Blueprint does not consider PHES development beyond the Borumba PHES and the Pioneer-Burdekin PHES at this stage.

Preferred development

The Blueprint considers the augmentation and upgrades required to address demand as forecast under the AEMO Step Change scenario. This is expected to cover the requirements of the NEM decarbonisation and industrial decarbonisation (via electrification of existing industries).

The emergence of Queensland as a renewable hydrogen exporter has been foreseen and is supported through the Queensland Government’s Hydrogen Industry Strategy 2019-2024. However, because of the emerging nature of the industry, additional facilitating infrastructure has not been specifically included in the Blueprint at this point in time. Advisian’s report helps demonstrate that as the industry grows it could become, by far, the largest consumer of electricity in the state – representing an energy demand many multiples the size of the Boyne Smelter (Queensland’s current largest load).

It is important that new large loads are coordinated to ensure best outcomes for consumers. Future updates of this Blueprint will monitor and consider the development of the hydrogen industry and how it can be accommodated within an optimal infrastructure pathway.

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_

Costs

The Infrastructure Blueprint represents around $62 billion of industry wide capital investment in the energy system. It is important to note that this investment is over a timeframe of around 15 years involving both Government-owned Corporations (GOCs) and the private sector. Also, this estimate is not an incremental cost, with the system requiring renewals under any scenario (as existing assets approach end of life and the need to reach net zero emissions commitments by 2050).

The PHES investments have asset lives greater than 50 years. Once operational, they will deliver significant benefits to the system. The transmission and REZ investments are opportunities for the State to seek federal funding towards these investments to help manage the impacts.

There is a role for the private sector as well as GOCs in relation to new renewable generation developments, with a timeframe for delivering these investments of around 10-15 years. Reflecting Government policy, GOCs will maintain majority ownership of generation in the energy system.

The Queensland Renewable Energy and Hydrogen Jobs Fund (QREHJF) has been boosted to $4.5 billion funded from the 2021 coal royalties investment. The QREHJF allows Government to set priorities and utilise the GOCs to identify projects, deliver infrastructure and maximise consumer outcomes.

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Key transformation steps

This Blueprint outlines a pathway to transform the electricity system and build Queensland’s clean, reliable and affordable SuperGrid. This transformation will be coordinated and well-sequenced to ensure system security and reliability are maintained throughout and post transformation.

Building on our strong foundations (2022–2024)

The Plan will provide clear signals to investors and capital markets of Queensland’s pathway to transform and decarbonise the electricity system. Following release, the first two years will focus on laying the foundations for a clean, reliable and affordable system – it is about delivering the right investment environment, providing market signals and critical decisions on large-scale, long duration PHES which will underpin the future system.

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Scaling and expanding opportunities (2024–2028)

This phase is about continuing to build renewable energy capacity through the QREZs and commencing the repurposing of Queensland’s publicly owned coal-fired power stations into clean energy hubs.

Preparing for net zero (2028–2035)

This final phase is about ramping up renewable energy generation, planning for how the energy system will achieve net zero emissions by 2050 and progressively repurposing the remaining publicly owned coal-fired power stations into clean energy hubs.

Conclusion

This Blueprint provides a point-in-time outline of the optimal infrastructure pathway to deliver a clean, reliable and affordable Queensland electricity system. This pathway is built around two foundational large-scale PHES developments, which will provide critical storage and firming services as Queensland’s reliance on coal-fired generation reduces.

QREZ will be a key enabler of cost-effective and efficient connection and development of new large-scale renewable generation. New high-voltage transmission (up to 500kV) will efficiently connect QREZ and PHES to demand centres creating a SuperGrid transporting thousands of megawatts of renewable energy to consumers all over Queensland.

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